UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.

)
Filed by Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Meeting of Stockholders

To Our Stockholders:

This year, we will hold the Annual Meeting virtually. To attend, go to www.virtualshareholdermeeting.com/NTGR2023 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time. There will not be a physical location for our Annual Meeting, and you will not be able to attend the Annual Meeting in person.

Since the beginning of the COVID-19 pandemic, we have adopted a virtual meeting format for our Annual Meeting to better protect our stockholders and employees’ health and safety and to facilitate stockholder participation in the Annual Meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the Annual Meeting. We have designed the Annual Meeting to provide stockholders with the same opportunities to participate as they would have at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of geographic location.

Agenda Item		Board Recommendation	For more information

1.	To elect the Board’s eight (8) nominees for director to serve until the next Annual Meeting of Stockholders	FOR (all nominees)	Page 6

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	Page 21

3.	To approve the non-binding advisory proposal regarding executive compensation	FOR	Page 24

4.	To approve the non-binding advisory proposal regarding the preferred frequency of the advisory vote on executive compensation	FOR EVERY YEAR	Page 25

5.	To approve an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for issuance thereunder by 2,000,000 shares	FOR	Page 30

We also will consider any other matters that may properly be brought before the Annual Meeting (and any postponements or adjournments of the Annual Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Note for Street-Name Holders: If you hold your shares in street name, it is critical that you cast your vote if you want it to count in Proposal One, Proposal Three, Proposal Four and Proposal Five. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three, Proposal Four or Proposal Five, no votes will be cast on your behalf for those Proposals. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2023 (the “Annual Meeting”): Both the proxy statement and NETGEAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available electronically at https://investor.netgear.com/financials/sec-filings/default.aspx and www.proxyvote.com.

By order of the Board of Directors,

Patrick C.S. Lo

Chairman and Chief Executive Officer

San Jose, California

April 20, 2023

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

2023 Annual Meeting of Stockholders

Thursday,

June 1, 2023

10:00 a.m. Pacific

Daylight Time

BY PHONE

Call the telephone number on your proxy card

BY MAIL

Sign, date and return your proxy card in the enclosed envelope

BY INTERNET

Online at the Meeting

Attend the Annual Meeting virtually at www.virtualshareholder meeting.com/NTGR 2023 and follow the instructions on the website

Online Before the Meeting

Visit www.proxyvote.com

NETGEAR, Inc. 350 East Plumeria Drive San Jose, California 95134

TO OUR STOCKHOLDERS:

2022 was a transformative year for NETGEAR. Nearly three years after the global pandemic first began, the long-term growth potential of our core strategy to target the premium, higher-margin segment of the market is exceedingly clear. Even in the face of an overall consumer retail networking market decline, our premium products grew for the full year, dramatically outperforming the broader market and proving the success of our core strategy. In our SMB business, NETGEAR delivered record revenue for the full year and double-digit growth, thanks to our strategic investments in products specifically tailored for the ProAV industry.

In a world that is more connected than ever, discerning residential customers with large properties, a multitude of connected devices, and a desire for value-added services and cybersecurity peace of mind are choosing NETGEAR’s super-premium Orbi 8 and 9 WiFi mesh systems, which offer unparalleled performance. In addition, our 5G mobile hotspots also saw strong momentum and we expect the introduction of the unlocked mobile hotspot will expand our addressable market even further. To keep building on our growing SMB momentum, we are propelling our AV over IP business into the new residential custom integration market and also investing R&D resources in developing unique AV over IP products that will transform the TV broadcast industry to unlock an even greater available market opportunity going forward.

Momentum behind our high-end growth categories, namely ProAV managed switches, Orbi 8 and 9 WiFi mesh systems, and 5G mobile hotspots, is accelerating. To further capitalize on the strong demand for these products, we revamped our marketing strategy to accelerate new customer acquisition and expand penetration of the premium segment of the market, through optimized and highly targeted performance media campaigns, a seamless purchase journey on our NETGEAR.com online store, and loyalty, referral and other membership programs.

For 27 years, innovation has been and continues to be integral to NETGEAR’s long-term growth and margin expansion. We pioneered tri-band mesh in 2016, introduced quad-band mesh in 2021, and with WiFi 7 coming this year, we are poised to spearhead the completely new penta-band WiFi mesh market with the introduction of the Orbi 10 in 2023.

It’s clear that our product excellence remains the hallmark of our brand. I’m honored that once again, industry experts recognized NETGEAR with three 2023 CES innovation awards, an unequivocal validation of our leadership in the premium segment of the market. Our portfolio of award-winning products is best-in-class and distinguishes us from the competition.

This forward-thinking mindset is not limited to just our products, but permeates our value-added services portfolio as well. With cyberattacks becoming more and more frequent, privacy, security and support are now the primary concerns of our subscribers, who are turning to NETGEAR’s Armor service for protection. To capitalize on the growing demand for this service, we are offering select channels one year of our Armor service bundled with the hardware purchase, and most importantly are working to bring the service to our rapidly growing mobile hotspots. We are planning to enhance our Armor functionality and anticipate this will lead to further penetration of the premium segment of the market while growing our subscriber base. In combination with our improving service attach rates, we expect services revenue will continue to expand both the top and bottom line in the medium and long-term.

Looking ahead to 2023, we anticipate an improved supply environment for our three high-end categories – ProAV managed switches, Orbi 8 and 9 WiFi mesh systems, and 5G mobile hotspots. We are well positioned to capitalize on upcoming technology inflection points such as penta-band WiFi 7 and 5G millimeter wave to capture even greater share and further cement our leadership position in the premium consumer WiFi market. On the SMB side, a rapidly accelerating transition from analog to digital IP-based AV (audiovisual) connections also gives us confidence that demand for our ProAV products will remain strong. On the subscription front, we continue to see momentum towards achieving our goal of 17% growth to 875,000 paid subscribers by the end of 2023. Taken as a whole, we see these trends propelling our top and bottom line growth in 2023.

And NETGEAR’s success would not be possible without the efforts of our dedicated team. I’d like to thank each and every employee for their hard work and commitment to excellence.

Our company vision is clearer than ever, and NETGEAR is poised to unlock shareholder value in the coming years. On behalf of the Board of Directors, I would like to offer my thanks for your continued support and confidence, and I look forward to sharing an update on the progress we have made at our Annual Meeting.

Sincerely,

Patrick C.S. Lo

Chairman and Chief Executive Officer

1	GENERAL INFORMATION
	1	Notice of Internet Availability of Proxy Materials
	1	Voting Procedures
	2	Methods of Voting
	2	Revoking Your Proxy
	3	Quorum Requirement
	3	Votes Required for Each Proposal
	3	Abstentions
	3	Broker Non-Votes
	4	Proxy Solicitation Costs
	4	Deadline for Receipt of Stockholder Proposals or Director Nominations for 2024 Annual Meeting
	5	Stockholder Communications to Directors

6	PROPOSAL ONE ELECTION OF DIRECTORS
	6	Nominees
	6	Information Concerning the Nominees and Incumbent Directors
	11	Vote Required and Board of Directors’ Recommendation
	11	Board and Committee Meetings
	13	Audit Committee
	13	Compensation Committee
	13	Nominating and Corporate Governance Committee
	13	Policy for Director Recommendations and Nominations
	15	Corporate Governance Policies and Practices
	15	Environmental, Social, and Governance
	16	Related Party Transactions
	17	Stockholder Engagement
	18	Board Leadership Structure
	18	Lead Independent Director
	18	Risk Management
	19	Director Compensation
	20	Fiscal Year 2022 Director Compensation
	20	Director Stock Ownership Guidelines
	20	Compensation Committee Interlocks and Insider Participation

21	PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	21	Audit and Related Fees
	22	Vote Required and Board of Directors’ Recommendation
23	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

24	PROPOSAL THREE APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
	24	Vote Required and Board of Directors’ Recommendation

25	PROPOSAL FOUR APPROVAL OF NON-BINDING ADVISORY VOTE PREFERRED FREQUENCY OF DIVISORY VOTE OF EXECUTIVE COMPENSATION
	25	Vote Required and Board of Directors’ Recommendation

30	PROPOSAL FIVE APPROVAL OF AMENDMENT TO THE NETGEAR, INC. 2016 EQUITY INCENTIVE PLAN
	30	General
	30	Why Shareholders Should Support the Plan
	32	The 2016 Plan Combines Compensation and Governance Best Practices
	33	Description of the 2016 Equity Incentive Plan
	38	Summary of U.S. Federal Income Tax Consequences
	40	Plan Benefits
	40	Vote Required and Board of Directors’ Recommendation

41	COMPENSATION DISCUSSION AND ANALYSIS
	41	Executive Summary
	43	General Compensation Philosophy
	44	Designing a Competitive Compensation Package
	45	Compensation Committee Consultant
	46	Setting the Pay Mix
	49	Other Compensation Policies and Information

52	COMPENSATION COMMITTEE REPORT

53	EXECUTIVE COMPENSATION TABLES
	53	Summary Compensation Table
	54	Grants of Plan-Based Awards in Fiscal Year 2022
	55	Outstanding Equity Awards at 2022 Fiscal Year-End
	56	Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off
	57	Option Exercises and Stock Vested in Fiscal Year 2022
	58	Pension Benefits and other Nonqualified Deferred Compensation Plans
	58	Potential Payments upon Termination or Change in Control
	60	CEO Pay Ratio
	62	Pay Versus Performance
	65	Equity Compensation Plan Information

66	STOCK OWNERSHIP INFORMATION
	66	Security Ownership of Certain Beneficial Owners and Management

68	OTHER MATTERS

69	LEGAL MATTERS

70	APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP MEASURES

71	APPENDIX B: PROPOSED AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

2023 PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2023 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, June 1, 2023. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2023. Please be sure to check in by 9:45 a.m. Pacific Daylight Time on June 1, 2023, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/NTGR2023.

This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 20, 2023 to all of our stockholders as of the record date, April 3, 2023. Stockholders who owned NETGEAR common stock at the close of business on April 3, 2023 are entitled to attend and vote at the Annual Meeting. A list of our record stockholders as of the close of business on the record date will be made available at our headquarters located at 350 E. Plumeria Drive, San Jose, California 95134, during normal business hours for 10 days prior to the meeting. To access the list of record stockholders beginning May 22, 2023 and until the meeting, stockholders should email stockadmin@netgear.com. A stockholder may examine the list for any legally valid purpose related to the meeting. On the record date, approximately 29,053,342 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 68 stockholders of record as of the record date and our common stock was held by approximately 17,000 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2022, online at the following address: https://materials.proxyvote.com.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Questions for Management and the Board at the Annual Meeting

We plan to have a Q&A session at the Annual Meeting. Stockholders may submit questions that are relevant to our business live during the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/NTGR2023.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The five (5) proposals that will be presented at the Annual Meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” through “Proposal Five” below. Each share of NETGEAR common stock you own entitles you to one vote.

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 3, 2023.

2023 PROXY STATEMENT	1

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the Annual Meeting. In this way, your shares will be voted even if you are unable to attend the Annual Meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	FOR the non-binding advisory proposal regarding executive compensation;

•	FOR EVERY YEAR in the non-binding advisory proposal regarding the preferred frequency of the advisory vote on executive compensation; and

•	FOR the approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock available for issuance thereunder by 2,000,000 shares.

Voting over the Internet or by Telephone. If you received the Notice (as described above), you can vote by proxy over the Internet or by telephone by following the instructions provided on the Notice.

Voting Electronically at the Annual Meeting. If you plan to attend the virtual Annual Meeting, you may vote your shares electronically by using the 16-digit control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/NTGR2023. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2023. You may log-in beginning at 9:45 a.m. Pacific Daylight Time, on Thursday, June 1, 2023.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2022 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to the Company’s Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the Annual Meeting; or

•	attend and vote electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

2	2023 PROXY STATEMENT

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the Annual Meeting, are as follows:

Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the eight (8) director nominees. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of the Non-Binding Advisory Vote on Preferred Frequency of Advisory Vote on Executive Compensation. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the non-binding frequency for the advisory vote on executive compensation approved by stockholders. You may vote “for” (i) one year, (ii) two years, (iii) three years, or “abstain” from voting on this proposal.

Proposal Five - Approval of an Amendment to the NETGEAR, Inc. 2016 Equity Incentive Purchase Plan. Approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan will require the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the Annual Meeting. Consequently, if you abstain from voting on Proposals Two, Three or Five, your abstention will have the same effect as a vote against such Proposal(s). With respect to Proposal Four, abstentions will be counted towards the vote total, but will not be counted as a vote in favor of any of the frequency options, and thus will have the effect of reducing the likelihood that any frequency receives a majority vote.

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of the advisory vote regarding our executive compensation (Proposal Three), the approval of the advisory vote regarding the preferred frequency of the advisory vote on executive compensation (Proposal Four) and the approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan (Proposal Five). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three, Proposal Four or Proposal Five, no votes will be cast on your behalf for those Proposals.

2023 PROXY STATEMENT	3

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2024 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2024 Annual Meeting must be received by us no later than December 22, 2023 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2024 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2024 Annual Meeting is March 6, 2024, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2024 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is February 2, 2024 in connection with our 2024 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2024 Annual Meeting must be received no earlier than November 22, 2023 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 22, 2023 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than NETGEAR’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2024.

A stockholder’s notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

4	2023 PROXY STATEMENT

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s records.

2023 PROXY STATEMENT	5

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

NETGEAR’s Board of Directors currently consists of nine (9) directors: Patrick C.S. Lo, Sarah S. Butterfass, Laura J. Durr, Shravan K. Goli, David J. Henry, Bradley L. Maiorino, Janice M. Roberts, Barbara V. Scherer and Thomas H. Waechter. Mr. Henry’s term as a member of the Board will end on the date of the Annual Meeting, but he will continue to be President and General Manager of the Connected Home Products and Services business. The eight (8) nominees for election at the Annual Meeting are Mr. Lo, Ms. Butterfass, Ms. Durr, Mr. Goli, Mr. Maiorino, Ms. Roberts, Ms. Scherer and Mr. Waechter. All nominees currently serve as directors on our Board. All nominees were elected by you at our annual meeting of stockholders in 2022. If elected, they will each serve as a director until the annual meeting of stockholders in 2024, or until their respective successors are elected and qualified or until their earlier resignation or removal. Effective as of the date of the Annual Meeting, the size of the Board will be eight (8) directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The names of the nominees and certain biographical information about them as of April 3, 2023 are set forth below:

						Committee Memberships

Director/Nominee	Age	Director Since	Principal Occupation	Other Public Com- pany Boards	Inde- pen- dent	Audit	Com- pensa- tion	Cyber- secur- ity	Nomin- ating and Corp- orate Govern- ance	Soft- ware and Subscrip- tion

Patrick C. S. Lo	66	2000	Chairman and Chief Executive Officer	0

Sarah S. Butterfass	45	2020	Chief Product Officer (CPO) at FanDuel	0	X		X		X	C

Laura J. Durr	62	2020	Director/Nominee	2	X	C		X

Shravan K. Goli	52	2021	Chief Operating Officer at Coursera	0	X				X	X

Bradley L. Maiorino	52	2018	Chief Information Security Officer of Raytheon Technologies	0	X	X		C

Janice M. Roberts	67	2019	Director/Nominee	1	X	X	X			X

Barbara V. Scherer	67	2011	Director/Nominee	2	X	X	C

Thomas H. Waechter	70	2014	Director/Nominee	0	X			X	C

6	2023 PROXY STATEMENT

Committees: • None	Patrick C.S. Lo
Chairman and Chief Executive Officer Director since: 2000 Age: 66

Biography

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University.

Relevant Expertise

Mr. Lo’s experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company’s challenges, opportunities and operations.

Other Public Company Boards

None

Committees: • Compensation • Nominating and Corporate Governance • Software and Subscription (Chair)	Sarah S. Butterfass
Director Director since: 2020 Age: 45

Biography

Sarah S. Butterfass has served as one of our directors since October 2020. She also currently serves as the Chief Product Officer (CPO) at FanDuel, which she also joined in October 2020. As CPO, Ms. Butterfass leads the product development organization. Prior to FanDuel, Ms. Butterfass served as Groupon’s Chief Product Officer from 2018 to 2020. As Groupon’s top product development leader, Ms. Butterfass oversaw the company’s global product organization in developing the future of the Groupon experience for consumers and businesses across all channels and all verticals. From 2016 to 2018, Ms. Butterfass served as E*TRADE’s Senior Vice President and Head of Customer Experience. While at E*TRADE, she also served as Senior Vice President of the company’s Trader Group and Chief Marketing Officer of OptionsHouse, an E*TRADE company. Prior to E*TRADE, Ms. Butterfass was Vice President of Customer Loyalty at Orbitz and served in other senior product roles from 2011 to 2016. Ms. Butterfass has an M.B.A. from the

Kellogg School of Management and a bachelor’s degree from Northwestern University.

Relevant Expertise

As a chief product officer at leading edge technology companies and as a prior senior executive and chief marketing officer at other leading technology and e-commerce companies, Ms. Butterfass provides the Company with targeted expertise and insight into product, subscription services, and software, as well as extensive operational, strategic and executive management experience.

Other Public Company Boards

None

2023 PROXY STATEMENT	7

Committees: • Audit (Chair) • Cybersecurity	Laura J. Durr
Director Director since: 2020 Age: 62

Biography

Laura J. Durr has served as one of our directors since January 2020. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr also serves on the board of directors of Xperi Inc. (public) and Owlet, Inc. (public). Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University.

Relevant Expertise

Ms. Durr provides valuable operational, cybersecurity and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies.

Other Public Company Boards

Xperi Inc.

Owlet, Inc.

Committees: • Nominating and Corporate Governance • Software and Subscription	Shravan K. Goli
Director Director since: 2021 Age: 52

Biography

Shravan K. Goli has served as one of our directors since October 2021. He also currently serves as the Chief Operating Officer, and has previously served as Chief Product Officer and Head of Consumer Revenue, at Coursera, which he joined in April 2018. Prior to Coursera, Mr. Goli was at DHI Group Inc. where he initially served as President of Dice, a tech job marketplace, and successfully led the growth strategy and operations for Dice, Dice International, ClearanceJobs and Slashdot Media from March 2013 to June 2017. From December 2009 to March 2013, Mr. Goli served as President and Chief Executive Officer of Dictionary.com where he sparked impressive growth through product innovation. From April 2009 to December 2009, Mr. Goli was GM for Social Media Business at Slide, Inc. From November 2005 to March 2009, Mr. Goli was GM at Yahoo!. From January 1995 to November 2005, Mr. Goli was at Microsoft where he started out as an early member of the MSN.com team and led the launch of several MSN services and subsequently held roles in the home and entertainment division. In addition, he was a co-founder of Corners.In, a content-centric social networking service. Mr. Goli holds a M.B.A from the University of Washington and a M.S. in computer science from the University of Maryland.

Relevant Expertise

As a chief product officer and head of consumer revenue of a public company and prior senior executive at other relevant technology companies, Mr. Goli provides the Company with expertise and insight into subscription services and provides valuable operational, strategic and executive management experience.

Other Public Company Boards

None

8	2023 PROXY STATEMENT

Committees: • Audit • Cybersecurity (Chair)	Bradley L. Maiorino
Director Director since: 2018 Age: 52

Biography

Bradley L. Maiorino has served as one of our directors since July 2018. Since March 2021, Mr. Maiorino has been serving as the Chief Information Security Officer of Raytheon Technologies, an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. From June 2020 to March 2021, Mr. Maiorino served as the Chief Strategy Officer at FireEye, a leading provider of cybersecurity services. From May 2019 to June 2020, Mr. Maiorino served as the Chief Information Security Officer at Thomson Reuters Corporation, a leading provider of business information services. From April 2017 to May 2019, Mr. Maiorino served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from April 2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino is also a member of the cyber strategy group of The Aspen Institute, a nonpartisan forum that assess the state of U.S. cybersecurity and technology efforts. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University.

Relevant Expertise

Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, cybersecurity and risk management, and also has significant contacts and relationships in the technology and cybersecurity community.

Other Public Company Boards

None

Committees: • Audit • Compensation • Software and Subscription	Janice M. Roberts
Director Director since: 2019 Age: 67

Biography

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Ms. Roberts currently serves on the board of Zebra Technologies, Inc., Totango Inc. and Uneeq Ltd. Most recently she served as director of Zynga Inc. until its acquisition by Take-Two Interactive Software, Inc., where she served as Lead Independent Director, Chair of Compensation Committee and Co-Chair Strategic Committee. Other recent boards include serving as Director of RealNetworks, Inc. for nearly 10 years, until 2020. Since April 2014, she has been a partner at Benhamou Global Ventures; an early stage investor in Enterprise 4.0 companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit. She also serves on the advisory board of VividQ Ltd and Illuminate Ventures. Ms. Roberts is a Director of GBx Global.org, a technology community connecting British entrepreneurs in the San Francisco Bay Area and was a Board Director and President of the Ronald McDonald House at Stanford from 2011 to 2017. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the U.K.

Relevant Expertise

Ms. Roberts provides extensive executive, investment and board-level experience from global technology companies addressing consumer, business and service provider markets. She has considerable board governance experience having served on all committees; and as Lead Independent Director. Ms. Roberts’ capabilities include general management, development of new executive compensation programs, company strategy, marketing and product positioning, mergers & acquisitions, and most recently diversity and inclusion initiatives.

Other Public Company Boards

Zebra Technologies, Inc.

2023 PROXY STATEMENT	9

Committees: • Audit • Compensation (Chair)	Barbara V. Scherer
Director Director since: 2011 Age: 67

Biography

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer is the former Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc. (now known as Poly), a global leader in audio communication devices for businesses and consumers. She served in this position from 1998 to 2012 and was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. Ms. Scherer currently serves on the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, as well as the Board of Directors of Ultra Clean Holdings, Inc., a publicly traded developer and supplier of systems for the semiconductor capital equipment, flat panel, medical, energy and research industries. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University.

Relevant Expertise

With extensive hands-on experience in senior management roles with technology growth companies as well as public company board, committee and Audit Chair service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Other Public Company Boards

ANSYS, Inc.; Ultra Clean Holdings, Inc.

Committees: • Nominating and Corporate Governance (Chair) • Cybersecurity	Thomas H. Waechter
Director Director since: 2014 Age: 70

Biography

Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter currently is a private investor. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd.

Mr. Waechter also serves as an Executive Advisor to Tensility Venture Partners and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He holds a Bachelor of Business Administration from The College of William and Mary.

Relevant Expertise

As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, cybersecurity, strategic and executive management experience.

Other Public Company Boards

None

10	2023 PROXY STATEMENT

Vote Required and Board of Directors’ Recommendation

A nominee receiving a greater number of votes “for” his or her election than votes “against” such election will be elected as a director. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during 2022. In addition, we strongly encourage the attendance of members of our Board of Directors at the Annual Meeting. All of our directors attended the 2022 Annual Meeting of Stockholders.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, Cybersecurity, Nominating and Corporate Governance, and Software and Subscription Committees. Other than Mr. Lo and Mr. Henry, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.

2023 PROXY STATEMENT	11

In 2022, all of our directors attended at least 94% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2022	Key Committee Functions	Meetings Held in 2022
Audit Committee	2000	Laura J. Durr (Chair) Bradley L. Maiorino Janice M. Roberts Barbara V. Scherer

•  Evaluates the adequacy and effectiveness of internal controls over financial reporting, including our disclosure controls and procedures

•  Appoints independent registered public accounting firm

•  Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor

•  Reviews quarterly financial results, earnings releases, and financial statements in connection with filing the Company’s reports on forms 10-K and 10-Q with the Securities Exchange Commission

•  Reviews and determines the scope, roles and responsibilities of the internal audit function

•  Determines investment policy and oversees its implementation

•  Reviews code of business ethics and conflict of interest policy and related certifications

•  Oversees related party transactions policy

				9
Compensation Committee	2000	Barbara V. Scherer (Chair) Sarah S. Butterfass Janice M. Roberts	• Administers our equity plans • Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto • Reviews and recommends general policies relating to compensation and benefits	7
Nominating and Corporate Governance Committee	2004	Thomas H. Waechter (Chair) Sarah S. Butterfass(1) Shravan K. Goli Jef T. Graham(2)	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of the Board and its committees • Oversees environmental, social and corporate governance matters	5
Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Laura J. Durr Jef T. Graham(2) Thomas H. Waechter	• Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy • Oversees incident response policies and procedures • Reviews disaster recovery capabilities • Oversees IT budgetary priorities	5
Software and Subscription Committee	2020	Sarah S. Butterfass (Chair) Shravan K. Goli Janice M. Roberts	• Reviews Company’s progress in software infrastructure, service offerings, and subscription models and results • Assists Company’s management in assessing relevant strategic investments and opportunities • Keeps up to date on industry and market trends • Facilitates connections with subject matter experts	5

(1)	Sarah S. Butterfass was a member of the Nominating and Corporate Governance Committee from April 18, 2022.

(2)	Jef. T. Graham was a member of the Nominating and Corporate Governance Committee, Cybersecurity Committee and Software and Subscription Committee through June 2, 2022.

12	2023 PROXY STATEMENT

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each of Ms. Scherer and Ms. Durr is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. No member of the Audit Committee is an employee of NETGEAR. Ms. Durr currently serves as Chair of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate. Ms. Scherer currently serves as Chair of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Mr. Waechter currently serves as Chair of our Nominating and Corporate Governance Committee.

Cybersecurity Committee

Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current Cybersecurity Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Software and Subscription Committee

Our Board of Directors formed a Software and Subscription Committee in January 2020 and adopted its written charter in April 2020. A copy of our current Software and Subscription committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Software and Subscription Committee is an employee of NETGEAR. Ms. Butterfass currently serves as Chair of our Software and Subscription Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals or Director Nominations for 2024 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or

2023 PROXY STATEMENT	13

persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee focuses closely on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints and have deliberately sought out diverse candidates for election to the Board. As a direct result of these efforts, currently four Board members, out of seven independent Board members, are women, and three Board members are considered underrepresented minorities.

Board Diversity Matrix (As of April 3, 2023)

Total Number of Directors	9

	Female	Male	Non-Binary	Did not Disclose Gender

Directors	4	5	—	—

Number of Directors who identify in Any of the Categories Below:

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	2	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	4	3	—	—

Two or More Races or Ethnicities	—	1	—	—

LGBTQ+	—

Did not Disclose Demographic Background	—

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

14	2023 PROXY STATEMENT

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Waechter serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website at www.netgear.com.

•

Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, Software and Subscription, Cybersecurity and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our Annual Meeting. While their attendance was not required, all of our directors attended the 2022 Annual Meeting of Stockholders.

•

Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•

Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Environmental, Social and Governance (ESG)

Our Board of Directors recognizes the importance of environmental, social and governance issues and is committed to maintaining high ethical standards, upholding our corporate values, and implementing environmentally and socially responsible business practices. The management of key non-financial risks and opportunities, such as workforce inclusion and development, social impact, and environmental sustainability, are critical components in the Company’s long-term performance and strategy.

Over the past year, we formalized the Board’s oversight of our ESG efforts. General oversight of ESG is the responsibility of the Nominating and Corporate Governance Committee. The other committees as well as the Board oversee ESG topics related to their respective areas of responsibility. For example, the Compensation Committee has oversight responsibility of human capital management activities including talent recruitment, development and retention, employee engagement and diversity, equity and inclusion.

2023 PROXY STATEMENT	15

A copy of our current ESG Report is available in the Environmental, Social and Governance section of our website at www.netgear.com. Below are some highlights of our Company’s ESG initiatives:

Professional Integrity

Our culture of integrity is one of our most important core values, codified in our Code of Business Ethics and our Anti-Corruption Compliance Policy. We also hold our manufacturing partners and other suppliers to similarly high standards, reflected in our Supplier Code of Conduct. These values are fundamental to how we conduct our business globally.

Diversity and Inclusion

We believe that our employee population should reflect the communities where we live and serve. We are committed to promoting and cultivating an inclusive and diverse culture that welcomes and celebrates everyone without bias. NETGEAR seeks to foster a diverse working environment with gender pay equity, representing a broad spectrum of backgrounds and cultures that promotes innovative ideas and products. We recognize that it takes true diversity and inclusion to unleash the power of each of our employees’ fullest potential. We work every day to go beyond accepting diversity—we celebrate it, support it, and cultivate it by offering employee trainings and ongoing development programs, including CEO Action for Diversity & Inclusion and Employee Resource Groups for Black employees and women.

We demonstrate diversity, equity, and inclusion at the highest levels of our company. As of April 3, 2023, 44% of the members of our Board of Directors are female, and approximately 55% of our executive management team self-identify as diverse in race, ethnicity, or gender. In addition, women represented approximately 22% in technical positions worldwide and approximately 35% in leadership roles worldwide.

Supply Chain

We promote equitable, humane treatment within our business and that of our partners. We work with our employees and suppliers closely to resolve any concerns regarding recruitment, working hours, compensation, discrimination, and freedom of association, ensuring a respectful working environment internally and externally. Additionally, NETGEAR maintains a zero-tolerance policy for forced labor and human trafficking. We believe that the best way to manage our supply chain is to work with the cooperation of suppliers through the establishment of clear expectations and protocols. We engage third-party auditors to conduct onsite supplier audits with corrective action plans should any exceptions be found. We review all audit findings with the factory’s senior management team. We verify that any specific violations found are remedied within a reasonable period of time. Each year, we audit more suppliers across our supply base.

We adhere to conflict minerals regulations in line with our annual conflict minerals statement.

Data Privacy and Product Security

NETGEAR’s mission is to be the innovative leader connecting the world to the internet. To achieve this mission, we strive to earn and maintain the trust of our customers by delivering products that will better protect the privacy and security of our customers’ data.

We appreciate having security concerns brought to our attention and are constantly monitoring our products to get in front of the latest threats. Being proactive rather than re-active to emerging security issues is a fundamental belief at NETGEAR. NETGEAR strives to keep up to date on the latest security developments by working with security researchers and companies.

Climate Change

We recognize the environmental impact of our operations and continue to seek ways to better understand, measure, and reduce our environmental footprint. Since 2014, we have participated in the Carbon Disclosure Project. In 2022, we began the process of aligning our greenhouse gas (GHG) reporting with the GHG Protocol to more accurately capture the emissions associated with our operations and complete value chain. We are also in the process of aligning our reporting with the Taskforce on Climate-Related Financial Disclosures and will continue to monitor and align with any final climate-related disclosure rules adopted by the SEC in the future.

Related Party Transactions

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

16	2023 PROXY STATEMENT

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

2022 Related Party Transactions

We have determined that there were no related party transactions to disclose in 2022.

Indemnification

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders’ priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts. The Company regularly engages in substantial communications and numerous meetings with many of its significant stockholders to discuss the Company’s business strategy, its corporate governance and related efforts, and to listen to feedback from these stockholders.

Additional examples of recent outcomes from these stockholder engagement efforts include:

•

our Board’s decision to pro-actively seek input from many of our large institutional stockholders in advance of our 2023 and 2020 Annual Meetings, in connection with proposed 2016 Equity Incentive Plan amendments;

•

our Board’s decision to introduce performance stock units into our executive compensation program in 2020, in direct response to stockholder engagement and in furtherance of the Company’s goal of enhancing the link between compensation and performance;

•

our Board’s decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;

•

the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;

•	our Board’s decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

2023 PROXY STATEMENT	17

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors may select its Chief Executive Officer in a manner that it determines to be in the best interest of its stockholders. Our nominating and governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors as our nominating and governance committee deems appropriate.

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company’s business. Given Mr. Lo’s history as a co-founder of the Company, the Board believes this rationale is particularly strong. The Board and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Mr. Waechter has served as the lead independent director since January 2019. As the lead independent director, Mr. Waechter has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board meetings at which the performance of the Board is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks related thereto. The Company’s Compensation Committee is generally responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company’s management of risks associated with enterprise cybersecurity and related matters. The Software and Subscription Committee manages risks related to software development and subscription services. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company’s management of this risk. The Risk Committee is led by the Company’s internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company’s various functional groups.

Succession Planning

The Board plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board in this effort, the CEO provides the Board with an assessment of other executives and their potential as a suitable successor. The CEO and senior management also provide the Board with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors, and periodic progress reports and reviews are provided to the Board.

18	2023 PROXY STATEMENT

Director Compensation

The Compensation Committee determines and approves non-employee director compensation. In May 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to conduct a review of non-employee director compensation in comparison to our compensation peer group (the “Peer Group,” which is described further under Compensation Discussion and Analysis below). Based on this review, and guidance from Frederic W. Cook & Co., Inc., the Compensation Committee approved the following effective beginning July 1, 2021, which was still in effect for the year ended December 31, 2022:

Annual Cash Retainers

Each non-employee member of the Board receives a $50,000 annual retainer. The lead independent director of the Board and members and chairpersons of each Board committee receive the additional annual retainers described below:

•	Lead Independent Director. The lead independent director receives an additional annual retainer of $30,000.

•	Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $15,000, and the chairperson receives an additional annual retainer of $20,000.

•

Compensation Committee. Each member (including the chairperson) of the Compensation Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $10,000.

•

Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.

•

Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $7,000.

•

Software and Subscription Committee. Each member (including the chairperson) of the Software and Subscription Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $10,000.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant. On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the Board, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board until the following annual stockholder meeting. The restricted stock units, or RSUs, will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve. Biennially, the Company arranges a specific continuing education session for the Board, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board and Board committees.

2023 PROXY STATEMENT	19

Fiscal Year 2022 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2022 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Total ($)

Sarah S. Butterfass	86,910	199,994	—	286,904

Laura J. Durr	95,000	199,994	—	294,994

Shravan K. Goli	70,000	199,994	—	269,994

Jef T. Graham(4)	40,000	—	—	40,000

Bradley L. Maiorino	90,000	199,994	—	289,994

Janice M. Roberts	85,000	199,994	—	284,994

Barbara V. Scherer	85,000	199,994	—	284,994

Thomas H. Waechter	107,000	199,994	—	306,994

(1)

The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2022 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, each Director had the following number of NETGEAR restricted stock units outstanding: Ms. Butterfass, 10,183 units; Ms. Durr, 10,183 units; Mr. Goli, 10,183 units; Mr. Graham, 0 units; Mr. Maiorino, 10,183 units; Ms. Roberts, 10,183 units; Ms. Scherer, 10,183 units; and Mr. Waechter, 10,183 units.

(2)	There were no stock option awards made to the Directors in 2022. As of December 31, 2022, none of the Directors had options outstanding.
(3)	On June 2, 2022, each of the then-serving directors was issued 10,183 restricted stock units, which vest entirely on the date of the 2023 Annual Meeting of Stockholders.
(4)	Mr. Graham did not stand for re-election to the Board of Directors at our 2022 Annual Meeting of Stockholders and was not eligible to receive the annual grant of 10,183 restricted stock units.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The guidelines require our non-employee directors to own shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments, equal in value to a minimum of 5 times the directors’ annual cash retainer, currently $250,000 (5 times $50,000). New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and all unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2022.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Ms. Butterfass, Ms. Roberts and Ms. Scherer. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

20	2023 PROXY STATEMENT

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2023 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2022. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2022 and December 31, 2021:

Fee Category	2022 Fees	2021 Fees

Audit Fees	$3,120,023	$2,435,124

Tax Fees	734,343	649,658

All Other Fees	5,400	4,150

Total Fees	$3,859,766	$3,088,932

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2023 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

2023 PROXY STATEMENT	21

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

22	2023 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which currently consists of Laura J. Durr (Chair), Bradley L. Maiorino, Janice M. Roberts and Barbara V. Scherer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2023, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with U.S. generally accepted accounting principles (“GAAP”), their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on February 17, 2023.

Respectfully submitted by:

THE AUDIT COMMITTEE

LAURA J. DURR (CHAIR)

BRADLEY L. MAIORINO

JANICE M. ROBERTS

BARBARA V. SCHERER

2023 PROXY STATEMENT	23

PROPOSAL THREE

APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. At the 2017 annual meeting of stockholders, stockholders indicated their preference that the Company solicit a non-binding advisory vote on compensation of the Named Executive Officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR’s performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2022 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2022:

•	Approximately 71% of total target compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•

We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including performance stock units that generally vest over three years and only upon achievement of the Company attaining a certain number of paid subscriptions, and RSUs that generally vest over four years;

•

Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits (other than in connection with 20-year work anniversary gifts); and

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and RSU award agreements for Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company’s executive compensation annually. Unless the Board modifies its policy on the frequency of future advisory votes on the compensation of our Named Executive Officers, including in response to the outcome of the vote on Proposal Four, the next such vote would be conducted at our 2024 Annual Meeting of Stockholders.

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

24	2023 PROXY STATEMENT

PROPOSAL FOUR

APPROVAL OF NON-BINDING ADVISORY VOTE ON PREFERRED FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal Three above, our stockholders are being provided the opportunity to cast an advisory vote on our compensation program for Named Executive Officers. The advisory vote in Proposal Three is referred to as a “say-on-pay vote.” This Proposal Four affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the associated proxy statement). Under this Proposal Four, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should continue to be conducted every year, as we have done since 2011, so that stockholders may annually express their views on our compensation program for Named Executive Officers. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of this vote in making its decisions when setting the frequency of the advisory vote on executive compensation.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require a company to seek a non-binding, advisory vote on the frequency of the “say-on-pay” vote at least once every six years. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making its decisions when setting the frequency of the advisory vote on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation approved by stockholders.

Our Board of Directors unanimously recommends that stockholders vote to continue to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

2023 PROXY STATEMENT	25

Executive Officers

Patrick C.S. Lo

Chairman and Chief Executive Officer, Age: 66

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Patrick founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high-speed Internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University.

Bryan D. Murray

Chief Financial Officer, Age: 48

Bryan D. Murray has served as our Chief Financial Officer since August 2018. He has been with NETGEAR since November 2001, serving in various management roles within the finance organization. Prior to assuming the role of CFO, he served as NETGEAR’s Vice President of Finance and Corporate Controller since June 2011. Before joining NETGEAR in 2001, he worked in public accounting at Deloitte and Touche LLP. He holds a B.A. from the University of California, Santa Barbara, and is licensed as a Certified Public Accountant (inactive).

Heidi B. Cormack

Chief Marketing Officer, Age: 48

Heidi B. Cormack has served as our Chief Marketing Officer since July 2021 and Senior Vice President of Global Marketing from November 2017 to July 2021. She has been with NETGEAR since July 2009, serving in various management roles within the marketing organization. Prior to assuming the role of Senior Vice President of Global Marketing, Ms. Cormack served as NETGEAR’s Vice President of Corporate Marketing, and Director of Regional Marketing prior to that. Before joining NETGEAR, Ms. Cormack held positions at Virgin Mobile (Australia) PTY Limited, Red Bull Gmbh and Sony Computer Entertainment, Inc. in various marketing roles and completed business studies at the Sunshine Coast Business Academy in Australia.

26	2023 PROXY STATEMENT

Michael F. Falcon

Chief Operations Officer, Age: 67

Michael F. Falcon has served as our Chief Operations Officer since November 2017, Senior Vice President of Worldwide Operations and Support from January 2009 to November 2017, Senior Vice President of Operations from March 2006 to January 2009, and Vice President of Operations from November 2002 to March 2006. Prior to joining us, Mr. Falcon was at Quantum Corporation, where he served as Vice President of Operations and Supply Chain Management from September 1999 to November 2002, Meridian Data (acquired by Quantum Corporation), where he served as Vice President of Operations from April 1999 to September 1999, and Silicon Valley Group, where he served as Director of Operations, Strategic Planning and Supply Chain Management from February 1989 to April 1999. Prior to February 1989, Mr. Falcon served in management positions at SCI Systems, an electronics manufacturer, Xerox Imaging Systems, a provider of scanning and text recognition solutions, and Plantronics, Inc., a provider of lightweight communication headsets. Mr. Falcon received a B.A. degree in Economics with honors from the University of California, Santa Cruz and has completed coursework in the M.B.A. program at Santa Clara University.

David J. Henry

President and General Manager of Connected Home Products and Services and Director, Age: 50

David J. Henry has served as our President and General Manager of Connected Home Products and Services since July 2021. Mr. Henry has served as a member of the Board of Directors from July 2021, and his term will end on June 1, 2023. He has been with NETGEAR since July 2004, most recently serving as our Senior Vice President of Connected Home Products and Services from January 2016 to July 2017, Vice President of Product Management of our retail business unit from March 2011 to January 2016 and as our Senior Director of Product Marketing from October 2010 to March 2011. Prior to NETGEAR, Mr. Henry was a senior product manager for the high technology vertical application at Siebel Systems (acquired by Oracle Corporation). His professional experience also includes business process and information technology consulting with Deloitte Consulting. Mr. Henry received a B.S. degree in Electrical Engineering, with an emphasis on Signal Processing, from the University of Washington and an M.B.A. from the Stanford Graduate School of Business.

Andrew W. Kim

Chief Legal Officer, Senior Vice President of Corporate Development, and Corporate Secretary, Age: 52

Andrew W. Kim has served as our Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary since July 2021, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary from July 2013 to July 2021, Vice President, Legal and Corporate Development and Corporate Secretary from October 2008 to July 2013, and as our Associate General Counsel from March 2008 to October 2008. Prior to joining NETGEAR, Mr. Kim served as Special Counsel in the Corporate and Securities Department of Wilson Sonsini Goodrich & Rosati, a private law firm, where he represented public and private technology companies in a wide range of matters, including mergers and acquisitions, debt and equity financing arrangements, securities law compliance and corporate governance from 2000 to 2003 and 2006 to 2008. In between his two terms at Wilson Sonsini Goodrich & Rosati, Mr. Kim served as Partner in the Business and Finance Department of the law firm Schwartz Cooper Chartered in Chicago, Illinois, and was an Adjunct Professor of Entrepreneurship at the Illinois Institute of Technology. Mr. Kim holds a J.D. from Cornell Law School, and received a B.A. degree in history from Yale University.

2023 PROXY STATEMENT	27

Vikram Mehta

Senior Vice President, SMB Products and Services, Age: 57

Vikram Mehta has served as our Senior Vice President of SMB Products and Services since January 2020 and previously served as our consultant from July 2019 to December 2019. From May 2015 to January 2020, Mr. Mehta served as Managing Director of Pacific Venture Advisors, a technology and management consulting company. Prior to that, from October 2013 to April 2015, he served as President and Chief Executive Officer at Kaazing Corporation, a venture funded IoT software company. Prior to Kaazing and subsequent to IBM’s acquisition of BLADE Network Technologies, Inc. (“BLADE”), Mr. Mehta served as Vice President of System Networking, STG, at IBM, from January 2011 to April 2013. Mr. Mehta served as Founder, President and Chief Executive Officer of BLADE, a networking company, from its inception in February 2006 to its acquisition by IBM in December 2010. Prior to that, Mr. Mehta worked at a number of technology companies, including Hewlett-Packard Company, where he served in various management positions in sales, marketing, and General Management in the U.S., Asia, and Australia, Nortel Networks, Alteon WebSystems (acquired by Nortel Networks) and Ensim Corporation (acquired by Ingram Micro). Mr. Mehta received a B.S. degree in Electrical Engineering from Birla Institute of Technology.

Mark G. Merrill

Chief Technology Officer, Age: 68

Mark G. Merrill is our co-founder and has served as our Chief Technology Officer since March 2015. Previously, Mr. Merrill served as our Senior Vice President of Advanced Engineering from February 2013 to February 2015 and as our Chief Technology Officer from January 2003 to April 2013. From September 1999 to January 2003, he served as Vice President of Engineering and served as Director of Engineering from September 1995 to September 1999. Mr. Merrill received both a B.S. degree and an M.S. degree in Electrical Engineering from Stanford University.

Tamesa T. Rogers

Chief People Officer, Age: 49

Tamesa T. Rogers has served as our Chief People Officer since July 2021, Senior Vice President, Human Resources from July 2013 to July 2021, Vice President, Human Resources from January 2009 to July 2013, Director, Worldwide Human Resources from September 2006 to January 2009 and as our Senior Human Resources Manager from December 2003 to September 2006. From March 2000 to December 2003, Ms. Rogers worked at TriNet Employer Group, a professional employer organization, as a Human Resources Manager, providing HR consulting to technology companies throughout Silicon Valley. Prior to TriNet, Ms. Rogers served in various human resources functions in several Northern California companies. Ms. Rogers received a B.A. in Communication Studies from the University of California, Santa Barbara and an M.S. in Counseling from California State University, Hayward.

28	2023 PROXY STATEMENT

Michael A. Werdann

Chief Revenue Officer, Age: 54

Michael A. Werdann has served as our Chief Revenue Officer since July 2021, Senior Vice President of Worldwide Sales from October 2015 to July 2021, Worldwide Senior Vice President of Sales for Consumer Products from March 2015 to October 2015 and Vice President of Americas Sales from December 2003 to March 2015. Since joining us in 1998, Mr. Werdann has served as our United States Director of Sales, E-Commerce and DMR from December 2002 to December 2003 and as our Eastern Regional Sales Director from October 1998 to December 2002. Prior to joining us, Mr. Werdann worked for three years at Iomega Corporation, a computer hardware company, as a Sales Director for the value-added reseller sector. Mr. Werdann holds a B.S. Degree in Communications from Seton Hall University.

Dr. Martin D. Westhead

Chief Technology Officer of Software, Age: 52

Martin D. Westhead, Ph.D. has served as our Chief Technology Officer of Software since December 2019. Prior to joining NETGEAR, Dr. Westhead was with Groupon from March 2014, where he became VP Engineering for Consumer Engineering team, responsible for the company’s end-to-end customer experience on mobile and web. Prior to Groupon, Dr. Westhead led several software organizations, including at Ning, a social network startup, and Avaya, a telephony company, and founded two companies in network management tools. He lectured for Stanford’s Continuing Studies Business Department. Dr. Westhead received his B.S. and Ph.D. degrees from the Department of AI and Computer Science in the University of Edinburgh, U.K.

2023 PROXY STATEMENT	29

PROPOSAL FIVE

APPROVAL OF AN AMENDMENT TO THE NETGEAR, INC. 2016 EQUITY INCENTIVE PLAN

General

We are seeking stockholder approval of an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”) to increase the number of shares available for issuance under the 2016 Plan by 2,000,000 shares, to help us achieve our goals of attracting, motivating and retaining our employees and other service providers through grants of equity awards. The 2016 Plan has not been materially amended with respect to any other terms or provisions. We strongly believe that the approval of this amendment to the 2016 Plan is essential to our continued success, and we request that stockholders keep in mind the follow key points in reviewing and considering this proposal:

•

We have substantially exhausted our equity plan reserve and are seeking stockholder approval for increasing the number of shares under the 2016 Plan by 2,000,000 shares, which we believe will be sufficient for the Company’s regular equity granting needs for approximately the next two years.

•

We believe that our prudent use of equity compensation has driven our past success, and is necessary for future success. Stockholder approval is necessary for us to continue our practice of granting equity compensation under our broad-based equity compensation program.

•

Broad-based equity compensation is a critical tool for aligning the interests of our employees with those of our shareholders at all levels—not just at executive levels. Over the last three years, more than 80% of equity awards were granted to employees and Board of Directors other than our NEOs.

•

Our robust and ongoing stock repurchase program has had the effect of substantially offsetting the dilutive effect of equity compensation issuances, and our stockholders have consistently expressed their strong support of this repurchase program.

•

A reduction in our use of equity-based compensation likely would require a corresponding increase in our use of cash compensation, which reduces the alignment of interests between our employees and stockholders.

•

Our use of equity compensation follows best practices, as discussed in “Compensation Discussion and Analysis” above, and the 2016 Plan incorporates provisions designed to protect stockholder value and to reflect corporate governance best practices.

Our employees are our most valuable assets, and offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business are highly motivated to achieve our long-term business goals and increase stockholder value. The 2016 Plan is designed to assist us in recruiting, motivating and retaining talented employees who can help us achieve our business goals, including creating long-term value for stockholders. The 2016 Plan is a significant part of our overall equity compensation strategy and is one of the primary programs through which our employees achieve ownership in the Company and thereby share in the success of our Company.

A total of 9,071,112 shares of our common stock are currently authorized for issuance under the 2016 Plan, of which 1,206,377 shares remained available for grant as of April 3, 2023. Subsequent to such date and prior to the Annual Meeting, the Company expects most of these remaining shares to be depleted pursuant to the Company’s regular annual employee and executive award grant practices. Subject to stockholder approval at the Annual Meeting, the Board of Directors has approved an amendment to the 2016 Plan to increase the number of shares of NETGEAR common stock authorized for issuance by 2,000,000 shares, so that a total of 11,071,112 shares would be reserved (in addition to shares that may be returned in the future from awards previously made under the Company’s 2006 Long-Term Incentive Plan).

The affirmative vote by a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the amendment to the 2016 Plan. Our executive officers and our directors also have an interest in this proposal. A full copy of the 2016 Plan, as proposed to be amended, is attached to this proxy statement as Appendix B.

Why Shareholders Should Support the Amendment to the Plan

Our Board of Directors approved the increase to the number of shares reserved for issuance under the 2016 Plan, subject to approval by our stockholders, following substantial review of, and deliberation concerning, our historical and anticipated equity grant practices and requirements, peer group industry data presented by the Company’s third-party compensation consultant and the structure of the

30	2023 PROXY STATEMENT

2016 Plan. Taking into account NETGEAR’s stockholder base, which is largely comprised of institutional stockholders, the Board of Directors also considered the policy guidelines of the major proxy advisory firms in determining the size of the proposed increase to the share reserve of the 2016 Plan. Our management also engaged in discussions with a number of our institutional stockholders to give these stockholders an opportunity to provide direct feedback on the potential equity plan amendment, factors they considered important in reviewing such an amendment and other corporate governance policies and practices. Our Board of Directors took this feedback into consideration as the proposed amendment to the 2016 Plan was finalized and have included some of that disclosure here.

In determining the number of additional shares to reserve for issuance under the 2016 Plan, our Board of Directors considered a number of factors, including:

Very Reasonable Historical Grant Practices. Our three-year average burn rate is 2.57%, which is very reasonable given our industry and trails the three-year average burn rate of 3.03% for the Peer Group. Our Board of Directors considered the number of equity awards that we have granted in the past several years. Our historical “burn rate,” which we define as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, for the last three fiscal years has been as follows:

Fiscal Year	Stock Options Granted	Full Value Equity Awards Granted	Weighted Average Shares Outstanding	Unadjusted Burn Rate(1)

2022	—	814,688	29,006,702	2.81%

2021	—	763,250	30,241,422	2.52%

2020	—	711,737	29,897,494	2.38%

(1)	The unadjusted burn rate equals the unadjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.

Forecasted Grant Practices. We expect to continue our practice of granting restricted stock units to our employees in a broad-based manner, with most new employees receiving initial awards and existing higher-performing employees receiving additional annual awards. We expect to continue our practice of granting our executive officers a combination of performance shares with vesting tied to corporate goals and restricted stock units with time-based vesting. Our performance shares make up approximately 75% (for our Chief Executive Officer) and 25% (for our other NEOs) of our executive’s long-term equity grants. We also are focused on maintaining or reducing our historical burn rates through a variety of measures. We have recognized and responded to the potential dilutive effects of our equity award practices, as reflected by our stock buyback history described below. The Board of Directors carefully monitors our annual burn rate, dilution and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. If our stockholders approve the 2016 Plan amendment as proposed, we will have approximately 3,206,377 shares available for grant under the 2016 Plan, based on share data as of April 3, 2023, which we believe will satisfy our regular equity granting needs for approximately the next two years. In light of this forecast, we believe, and our Board of Directors considered, that the requested increase to the 2016 Plan share reserve will provide a sufficient number of shares to allow us to grant equity awards for the purpose of our expected new hires, any special retention needs and employee growth through any opportunistic acquisitions or hiring for the next two years. However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.

Impact of Stock Repurchase Program. Our stock repurchase program has significantly offset the dilutive effect of our equity award practices, which has been one goal, among others, of this program. During fiscal 2022, we repurchased 1,031,738 shares of common stock at an average price of $23.63 per share, during fiscal 2021, we repurchased 2,146,366 shares of common stock at an average price of $34.94 per share, and during fiscal 2020, we repurchased 942,298 shares of common stock at an average price of $25.26 per share. Over the short-term, however, our repurchase of shares of common stock also had the effect of reducing the outstanding share base against which our burn rate is calculated, contributing to a higher burn rate for each of these years than would otherwise have been calculated. Offsetting dilution will continue to be a factor in how we decide to use our cash in the future.

2023 PROXY STATEMENT	31

Aggregate grant date value of equity awards as a percentage of annual revenue:

Based on the aggregate equity grant value and annual revenue data for the most recent fiscal year for each of the companies in the Peer Group, the median equity value as a percentage of annual revenue was 4.6%. As shown in the table below, based on NETGEAR’s comparable data for 2022, NETGEAR’s equity grant value as a percentage of annual revenue was substantially below this median, at 2.3%:

	Aggregate Equity Grant Value	Annual Revenue	Equity as a % of Revenue
NETGEAR	$21.3 million	$932.5 million	2.3%
Peer Group Median	—	—	4.6%

Awards Outstanding Under Existing Grants and Available Shares. The following table provides information as of April 3, 2023 about our common stock that may be issued upon the exercise of options and rights granted, or in the future granted, to employees or members of our Board of Directors under all existing equity compensation plans:

As of April 3, 2023
Total number of shares of common stock subject to outstanding stock options	866,350
Total number of shares of common stock subject to outstanding full value equity awards	1,821,428
Weighted-average exercise price of outstanding stock options	$30.70
Weighted-average remaining term of outstanding stock options (in years)	5.14
Total number of shares of common stock available for grant under all equity incentive plans	1,206,377

These factors and the comparative Peer Group data further reinforces the fundamental reasonableness of Proposal Five, and we urge our stockholders to consider Proposal Five in light of these highly relevant factors and data.

The 2016 Plan Combines Compensation and Governance Best Practices

As described in greater detail below and in the 2016 Plan, the 2016 Plan includes provisions designed to protect stockholder value and to reflect corporate governance best practices, including:

•	Administration. The 2016 Plan is administered by the Compensation Committee of our Board of Directors, which is comprised entirely of independent non-employee directors.

•

No single-trigger vesting acceleration on a change in control. Other than for awards to non-employee directors and awards that are not assumed or substituted upon a change in control, the 2016 Plan does not provide for automatic acceleration of award vesting on a change of control.

•

Repricing is not allowed. The 2016 Plan prohibits repricing outstanding stock options or stock appreciation rights and canceling outstanding stock options or stock appreciation rights that have an exercise price greater than the then-current fair market value of our common stock in exchange for cash or other awards.

•

Stockholder approval is required for additional shares. The 2016 Plan does not contain an annual “evergreen” provision. Instead, the 2016 Plan authorizes a fixed number of shares so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•

Annual limits on individual awards. The 2016 Plan limits the number of shares and amount of cash that may be granted or paid through awards to individuals for each fiscal year of the Company, including specific annual award limits for our non-employee directors.

•

Award minimum vesting requirements. In general, awards will vest in full no earlier than the 1-year anniversary of the grant date, except that, in certain limited cases, awards may fully accelerate vesting, and up to 5% of the shares reserved for the 2016 Plan may be issued without regard to this minimum vesting requirement. Separate from the preceding minimum vesting requirement, the 2016 Plan also provides that the period over which awards subject to solely time-based vesting may vest is at least three years from the grant date, except that in certain limited cases awards may fully accelerate vesting without regard to this minimum vesting requirement.

•

No dividend equivalents vest until underlying award vests. If we determine that a full-value award will be entitled to receive dividends with respect to shares subject to an award, those dividends will not be paid until the underlying award vests.

•	No liberal share counting. Shares used to pay the exercise price of an award and shares withheld for taxes will not be returned to the 2016 Plan’s share reserve.

•	No tax gross-ups. The 2016 Plan does not provide for tax gross-ups.

32	2023 PROXY STATEMENT

Description of the 2016 Equity Incentive Plan

The following is a description of the material features of the 2016 Plan (as proposed to be amended) and its operation. The description is qualified in its entirety by reference to the 2016 Plan, a copy of which is attached to this proxy statement as Appendix B, and which is incorporated herein by this reference.

General Description of the 2016 Equity Incentive Plan

The purposes of the 2016 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company; and to promote the success of our Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock or cash awards as the Administrator may determine.

Shares Available under the 2016 Plan

Stockholders are being asked to approve an additional 2,000,000 shares of our common stock for issuance under the 2016 Plan, which combined with the previously approved shares, and subject to the adjustment provisions in the 2016 Plan, would bring the total number of shares of our common stock for issuance under the 2016 Plan to the sum of 11,071,112 shares, plus (i) any shares that were available for grant under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”) as of immediately prior to its expiration by its terms, plus (ii) any shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 2006 Plan that, on or after the date the 2016 Plan became effective, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2006 Plan that are forfeited to or repurchased by us, provided that the maximum number of shares added to the 2016 Plan is 1,178,227 shares under clause (i), and 6,564,359 under clause (ii). Shares subject to such awards without an exercise price that are added to the 2016 Plan as a result of clause (ii) will be 1.58 shares times the number of shares that were forfeited or expired under the 2006 Plan. The shares may be authorized, but unissued, or reacquired common stock.

If any award granted under the 2016 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or is forfeited to or repurchased by our Company due to failure to vest, then the unpurchased, forfeited, or repurchased shares subject to such award will become available for future grant or sale under the 2016 Plan. For the exercise of stock appreciation rights, the gross shares issued pursuant to a stock appreciation right will cease to be available under the 2016 Plan. If unvested shares of restricted stock, restricted stock units, performance shares or performance units are forfeited to or repurchased by our Company, such shares will become available for future grant under the 2016 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2016 Plan. Payment of cash rather than shares pursuant to an award will not reduce the number of shares available for issuance under the 2016 Plan.

For purposes of the provisions above, each share subject to an award of restricted stock, restricted stock units, performance units, or performance shares under the 2016 Plan was counted as (i) for any such award granted before May 28, 2020, 1.58 shares, or (ii) for any such award granted on or after May 28, 2020, one share.

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, will adjust the number and class of shares that may be delivered under the 2016 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits set forth in the 2016 Plan.

Administration

The Board has delegated administration of the 2016 Plan to the Board’s Compensation Committee. The Board may further delegate administration of the 2016 Plan to any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2016 Plan. For purposes of this description of the 2016 Plan, the term “Administrator” refers to the Board or any committee designated by the Board to administer the 2016 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. In the case of awards intended to qualify for the “performance-based compensation” exemption under Section 162(m), administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m).

2023 PROXY STATEMENT	33

Subject to the terms of the 2016 Plan, the Administrator has the sole discretion to determine fair market value; to select the service providers who will receive awards and the number of shares to be covered by such awards; to determine the terms and conditions of awards; to approve forms of award agreements for use under the 2016 Plan; to modify or amend each award (subject to the exchange program prohibition, described below), including to accelerate vesting or waive forfeiture restrictions; and to interpret the provisions of the 2016 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant under an award. The Administrator may make, amend or rescind rules and regulations relating to the 2016 Plan and/or any sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the 2016 Plan, provided that the Administrator may not institute an exchange program. The Administrator will issue all awards pursuant to the terms and conditions of the 2016 Plan.

Prohibition Against Exchange Programs

The Administrator will not have the authority to implement an exchange program whereby (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced.

Limitations

The maximum number of shares that may be issued upon the exercise of incentive stock options will equal 100% of the aggregate share number determined under clauses (i) and (ii) of the first paragraph of the “Shares Available Under the 2016 Plan” section above, plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance as described in the third paragraph of the “Shares Available Under the 2016 Plan” section.

The 2016 Plan contains annual award limits, which are included so that awards granted under the 2016 Plan can qualify as “performance based” compensation under Section 162(m) if deemed appropriate by the Administrator. Due to changes in the federal tax laws, beginning November 2, 2017, the performance-based exception under Section 162(m) no longer is available, but awards granted prior to this date that were originally intended to qualify for this exception may still qualify. The maximum number of shares and/or cash that may be issued to any one individual under the 2016 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Stock Option		841,799
Stock Appreciation Right		841,799
Restricted Stock		420,900
Restricted Stock Units		420,900
Performance Units	Initial Value of $	5,000,000
Performance Shares		420,900

In addition to the award limits above, the 2016 Plan provides that a non-employee director may not receive cash-settled awards with a grant date fair value of greater than $500,000 or stock-settled awards with a grant date fair value of greater than $500,000, in each case, increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. Any awards granted to a non-employee director while he or she was a consultant (but not a non-employee director) or employee of our Company or any parent, subsidiary or affiliate of our Company will not count toward these non-employee director award limitations.

Minimum Vesting Requirements for Awards

Awards will vest in full no earlier than the 1-year anniversary of the grant date, unless vesting of an award is (i) required to be accelerated under the 2016 Plan due to a change in control or, in the case of awards subject to time-based vesting only, a termination of service as a result of a participant’s retirement, death, or disability or (ii) the Administrator, in its discretion, provides that an award may accelerate vesting due to a participant’s death, disability or retirement. However, awards covering up to 5% of the shares reserved for issuance under the 2016 Plan may be granted or modified without regard to the one-year minimum vesting limitation above. In addition, awards subject to solely time-based vesting will vest over a period of at least three years from the grant date, unless vesting of an award is required to be accelerated under the 2016 Plan due to a change in control or a participant’s termination of service as a result of retirement, disability or death. An award that constitutes an annual grant to a non-employee director may vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (but not less than 50 weeks from the date of grant).

34	2023 PROXY STATEMENT

Eligibility

Awards may be granted to directors of our Company and employees and consultants of our Company or any parent, subsidiary or affiliate of our Company. Incentive stock options may be granted only to persons who as of the time of grant are employees of our Company or any parent or subsidiary corporation of our Company. As of April 3, 2023, we had approximately 705 employees (including two employee directors), and seven non-employee directors.

Stock Options

Each option granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option. The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant (except if granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code). However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of our Company or any parent or subsidiary corporation of our Company must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of our common stock is the closing sales price of our common stock as quoted on the Nasdaq Global Select Market (or such other established stock exchange or national market system) on the date of determination, as reported in The Wall Street Journal.

Options will be exercisable at such times and under such conditions as the Administrator determines and set forth in the award agreement. An option subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The 2016 Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

The maximum term of an option will be specified in the award agreement and cannot exceed ten years from the date of grant, provided that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the post-termination exercise period applicable to an option following a participant’s terminating service with our Company. In the absence of such a determination, a participant (or such other appropriate person) will be able to exercise the vested portion of an option for: (i) 3 months following the participant’s termination for reasons other than retirement, death or disability, and (ii) 12 months following the participant’s termination due to retirement, death or disability. In no event, however, will an option be exercisable beyond its maximum term.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2016 Plan will be evidenced by an award agreement specifying the exercise price, the expiration date, the conditions of exercise, and other terms and conditions of the award. A stock appreciation right subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, death or disability.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive a payment determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares of equivalent value, or in some combination thereof. The term of a stock appreciation right will be no more than ten years from the date of grant. The terms and conditions relating to the period of post-termination exercise for options (described above) also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares that generally are subject to transferability and forfeitability restrictions for a specified period. Each award of restricted stock will be evidenced by an award agreement specifying the period during which the transfer of shares is subject to restriction (which, in the Administrator’s sole discretion may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events the Administrator determines), if any, the number of shares granted, and other terms and conditions of the award. Shares of restricted stock generally will be held in escrow until the end of the period of restriction applicable to such shares. A restricted stock award subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. Notwithstanding the foregoing, if the Administrator

2023 PROXY STATEMENT	35

desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed as of the date set forth in the award agreement, and will have the right to vote the shares and to receive any dividends paid with respect to such shares, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award.

Restricted Stock Units

The Administrator may grant restricted stock units, which represent a right to receive cash or shares of our common stock at a future date. Each restricted stock unit granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the award, the form of payout, and other terms and conditions of the award.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Restricted stock units subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions (including vesting criteria) with respect to such restricted stock units. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. Payment of earned restricted stock units will be made as soon as practicable after the date set forth in the award agreement, and, in the Administrator’s sole discretion, will be settled in cash, shares of our common stock, or in a combination of both (which will have an aggregate fair market value equal to the earned restricted stock units).

Performance Units and Performance Shares

Performance units and performance shares are awards that result in a payment to a participant only if specified performance objectives or other vesting provisions are achieved during a specified performance period. Each award of performance units or shares will be evidenced by an award agreement specifying the performance period during which achievement of applicable performance objectives or other vesting criteria will be measured and other terms and conditions of the award. Each performance unit will have an initial value established by the Administrator on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date.

The Administrator will set performance objectives or other vesting provisions, which may be based upon achieving Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any vesting criteria will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the applicable performance period has ended, the holder of performance units or shares will be entitled to receive a payout of the number of performance units or shares earned by the participant over the performance period. The Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Payment of earned performance units or shares will be made as soon as practicable after the end of the applicable performance period, and, in the Administrator’s sole discretion, will be made in cash, in shares of equivalent value, or any combination of both (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period). A participant will forfeit all performance units or shares that are unearned or unvested as of the date set forth in the award agreement.

Awards to Covered Employees

The 2016 Plan contains additional restrictions and limitations on awards intended to satisfy the performance-based compensation requirements under Section 162(m) to participants classified as “covered employees.” Before November 2, 2017, the granting and/or vesting of awards of restricted stock, restricted stock units, performance shares and performance units, and other incentives under the 2016 Plan could have been made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement, including: cash flow; cash flow from

36	2023 PROXY STATEMENT

operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Any performance goals that could have been used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and could have been measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB principles or include any items otherwise excludable under GAAP or under IASB principles. The performance goals may differ from participant to participant and from award to award. Due to changes in the federal tax law, commencing November 2, 2017, we are no longer able to grant awards that qualify as “performance based” compensation under Section 162(m) and as a result this may cause more income from equity awards granted to covered employees to not be deductible for federal corporate income tax purposes.

Transferability of Awards

Awards generally are not transferable other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant, only by the participant.

Dissolution or Liquidation

In the event of our Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to the completion of such proposed action to the extent the award has not been previously exercised.

Change in Control

The 2016 Plan provides that, in the event of a “change in control” (as defined in the 2016 Plan), each award will be treated as the Administrator determines, including that (i) awards may be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the completion of such change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, before or upon completion of such change in control, and, to the extent the Administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (iv) (A) awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date the transaction occurs, or (B) awards will be replaced with other rights or property the Administrator selects in its sole discretion; or (v) any combination of the foregoing. The Administrator will not be required to treat all awards similarly in the transaction.

If the successor corporation does not assume or substitute for the award, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met. In addition, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant that the option or stock appreciation right will be exercisable for a period of time the Administrator determines in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to our non-employee directors, in the event of a change in control, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Termination or Amendment

The 2016 Plan will automatically terminate ten years from the date of its adoption by the Board, unless terminated earlier by the Board. The Administrator may amend, alter, suspend or terminate the 2016 Plan at any time, provided that no amendment may be made

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without stockholder approval to the extent approval is necessary to comply with any applicable laws. In addition, no amendment, alternation, suspension or termination may materially impair the rights of any participant unless mutually agreed in writing otherwise between the participant and the Administrator.

Summary of the U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2016 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for federal income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option generally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, our Company will not be entitled to a deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by our Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax if such tax exceeds the federal income tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to our Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to or cash received by such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Unit or Performance Share Awards

A participant generally will recognize no income upon the grant of a performance unit or share. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with its provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for our Company

Our Company generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. Prior to November 2, 2017, we were able to preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of “performance based” compensation under Section 162(m) were met. Because of changes to the federal tax laws, effective November 2, 2017, the “performance based” exception is no longer available.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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Plan Benefits

It is not presently possible to determine the benefits that will be received by participants in the 2016 Plan in fiscal 2023 or in future years. However, the following table lists (i) the aggregate number of shares of our common stock subject to awards of restricted stock units and performance share units (in the case of performance-based awards, at target levels) granted under the 2016 Plan to our Named Executive Officers and the below-listed groups during fiscal 2022 (no other types of awards were granted to such individuals during the last fiscal year) and (ii) the dollar value of such equity awards based on their aggregate grant date fair value determined pursuant to ASC 718. As of April 3, 2023, the closing price for our common stock on the Nasdaq Global Select Market was $18.36 per share.

Name of Individual or Group	Number of Shares Covered by Equity Awards(1)	Dollar Value(2)
Patrick C.S. Lo	105,000	$2,348,850
Bryan D. Murray	45,000	$1,006,650
Michael F. Falcon	25,000	$559,250
David J. Henry	25,000	$559,250
Michael A. Werdann	25,000	$559,250
Executive officers as a group (11 persons)	370,000	$8,276,900
Non-executive director group (7 persons)	71,281	$1,399,959
Non-executive officer employee group (306 persons)	518,407	$11,644,322

(1)	In the case of performance-based equity awards, the amounts included in this column represent the target number of shares covered by those equity awards.
(2)

The values in this column represent the grant date fair value of the equity awards calculated in accordance with ASC 718. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for issuance thereunder by 2,000,000 shares.

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COMPENSATION DISCUSSION AND ANALYSIS

Contents

Executive Summary	Page 41
General Compensation Philosophy	Page 43
Designing a Competitive Compensation Package	Page 44
Compensation Committee Consultant	Page 45
Setting the Pay Mix	Page 46
Other Compensation Policies and Information	Page 49

Executive Summary

This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2022 executive compensation program for our Named Executive Officers, or NEOs, and how and why our independent Compensation Committee determined the compensation elements that comprised our 2022 executive compensation program. Our NEOs for 2022 include our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers:

Patrick C.S. Lo Chairman and Chief Executive Officer	Bryan D. Murray Chief Financial Officer	Michael F. Falcon Chief Operations Officer	David J. Henry President & General Manager of Connected Home Products and Services and Member of Board of Directors	Michael A. Werdann Chief Revenue Officer

2022 Financial and Operational Highlights

We are a global company that delivers innovative, advanced networking technologies and Internet connected products to consumers, businesses and service providers. Our products are designed to simplify and improve people’s lives. Our goal is to enable people to collaborate and connect to a world of information and entertainment. We remain committed to building value through pursuing profitable growth opportunities in each of our Connected Home and Small and Medium Business segments, while simultaneously maintaining financial discipline and driving innovation through continual investment in research and development. We also have maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We are led by our co-founder/CEO, Patrick C.S. Lo, and an accomplished team of executives who have extensive experience in the advanced networking industry. The team has grown NETGEAR to be the leader in the U.S. retail WiFi and SMB switch markets we serve, continually releasing next-generation products and services to fortify our competitive position, improve our customers’ connectivity and experience, and create value for our stockholders. Our team is focused on executing our strategy for growth, including anticipating and driving technology inflections, creating new product categories, and increasing our service subscriber base to provide recurring service revenue.

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Fiscal 2022 was a challenging and transitional year as we drove our premium strategy while navigating macroeconomic headwinds and supply chain challenges. However, we made significant strides in executing on our strategy to focus on the growing, higher-margin premium segment of the market, that we believe will position the Company for a return to overall growth. Key highlights and exciting developments include:

✓ Our SMB business, led by our ProAV and wireless LAN products, continued its strong upward momentum delivering record net revenue for fiscal 2022 and double-digit year-over-year growth;

✓ Capitalizing on the growing demand for value-added services and cybersecurity peace of mind, we finished fiscal 2022 with 747,000 paid subscribers, representing year-over-year growth of 28%;

✓ Successful introduction and acceleration of our high-end growth categories, namely ProAV managed switches, Orbi 8 and 9 WiFi mesh systems, and 5G mobile hotspots dramatically outperforming the broader market;

✓ Our truly innovative and technologically differentiated solutions position us well to capitalize on upcoming technology inflection points such as penta-band WiFi 7 and 5G millimeter wave, further cementing our leadership position in the premium consumer WiFi market.

Compensation Overview

Our independent Compensation Committee makes compensation decisions for our executive officers. The Compensation Committee recognizes our need to retain our NEOs and other executive officers and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2022 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on this long-term growth and strong financial performance, particularly because our approach placed a significant percentage of their compensation at-risk and correspondingly rewarded them when they achieved objectives and delivered stockholder value.

In 2022, our Compensation Committee continued to include performance stock units, or PSUs, as a meaningful portion of long-term incentive compensation for executive officers. The PSUs granted in 2022 have a 3-year performance period and will vest based on the achievement of the Company attaining a certain number of paid subscriptions.

The compensation of our NEOs consists of three main elements:

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below, which reflects the highly competitive market in which we operate. We believe that all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

For 2022, our NEOs were eligible to receive payments under our annual cash incentive plan based on the Company’s 2022 financial results; however, we did not achieve the threshold level of performance and no bonuses were earned under the plan. We also granted to our NEOs the PSUs described above and awards of restricted stock units, or RSUs.

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The charts below depict the total target direct compensation for our Chief Executive Officer and for our other NEOs as a group, based on their 2022 base salaries, target annual cash incentive opportunities and grant date fair value of equity awards, as reported in the applicable Executive Compensation Tables following this Compensation Discussion and Analysis:

Executive Compensation Practices

NETGEAR’s Compensation Committee emphasizes the following best practices in compensation-related governance:

What We Do	What We Don’t Do

✓  Employ a pay-for-performance philosophy reflected in program design and target pay levels

✓  Set challenging targets for executive officers to earn cash incentives

✓  Rely on an independent Compensation Committee and engage an independent compensation consultant

✓  Maintain stock ownership guidelines for executive officers and directors

✓  Maintain a clawback policy

✓  Engage regularly with stockholders

×   No guaranteed bonuses

×   No compensation plans that encourage excessive risk taking

×   No executive benefits or perquisites outside of participation in broad-based plans

×   No strict benchmarking of compensation to a specific percentile of our peer group

×   No tax gross-ups (except milestone work anniversary gifts)

×   No short sales, hedging or pledging of stock ownership positions and transactions involving derivatives of our common stock

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, teamwork and integrity, supporting employee engagement and motivating management to achieve returns for our stockholders. Our Compensation Committee also oversees the Company’s efforts to promote diversity and inclusion in its workforce, as it relates to compensation matters, and oversees management’s efforts to foster a desired corporate culture that aligns with the Company’s values and strategy. For example, the Compensation Committee analyzes pay equity on a regular basis to ensure that employees are compensated equitably across the workforce. Our Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, operating margins and earnings per share, paid subscribers, market share, long-term

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competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.

We annually hold a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs at our 2022 Annual Meeting, where approximately 91% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2021, we also were mindful of the strong support our stockholders expressed at (1) our 2021 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution, (2) our 2020 Annual Meeting, where approximately 88% of stockholder votes cast were in favor of our say-on-pay resolution, (3) our 2019 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution, (4) our 2018 Annual Meeting, where approximately 87% of stockholder votes cast were in favor of our say-on-pay resolution, and (5) our 2017 Annual Meeting, where approximately 92% of stockholder votes cast also were in favor of our say-on-pay resolution. As discussed above under “Proposal One—Stockholder Engagement,” we greatly value regular input from our stockholders, particularly with respect to our executive compensation practices. Consistent with this commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee considered the results of these recent say-on-pay votes, investor input and current market practices. As a result, our Compensation Committee retained our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value, and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Compensation Objectives and Philosophy

Objectives	The executive compensation program is designed to attract and retain highly qualified executive officers, reward individual contribution, loyalty, teamwork and integrity, and motivate management to achieve returns for stockholders. Programs are geared for short-and long-term performance with the goal of increasing stockholder value over the long term.

Philosophy

The Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive awards, and long-term incentive awards, at or near the market median. Performance of executives is considered in light of general economic conditions, the Company and industry, and competitive conditions when determining overall compensation.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of the Peer Group. For 2022 compensation comparison purposes, the Peer Group was reviewed in January 2022 by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, with input from our Chief Executive Officer and our Compensation Committee and final approval by the Compensation Committee. Based on its review, our Compensation Committee determined that no changes should be made to our Peer Group in 2022. Accordingly, the Peer Group for 2022 consists of the following 19 U.S. publicly traded companies from the computer peripheral, communications equipment, and consumer electronics industries of relatively similar annual revenue and market capitalization as compared to us:

COMPENSATION PEER GROUP

ADTRAN, Inc. CalAmp Calix Ciena Corporation Comtech Telecommunications EchoStar Corporation Extreme Networks, Inc. F5 Networks, Inc. GoPro, Inc. Infinera Corp.	Logitech International S.A. Lumentum Holdings Inc. NetScout Systems, Inc. Plantronics, Inc. Ribbon Communications Inc. Sonos, Inc. Super Micro Computer, Inc. ViaSat, Inc. Viavi Solutions Inc.

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For companies within the Peer Group, the median annual revenue at the time of review in January 2022 was approximately $1.38 billion, the median operating income was approximately $98 million, and the median market capitalization (twelve-month average) was approximately $2.13 billion. Relative to the Peer Group at the time of review, the Company ranked at approximately the 47th percentile by revenue (trailing four quarters), the 50th percentile by operating income (trailing four quarters), and at the 13th percentile by market capitalization (twelve-month average).

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and our independent third-party compensation consultant. The Compensation Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The Compensation Committee also consults with the other independent members of the Board regarding CEO compensation, without the CEO or other management present. The Compensation Committee then independently reviews and approves the compensation for Named Executive Officers and other executive officers.

	Component	Primary Purpose

	Base Salary	Target base salaries for Named Executive Officers at or near the median of the Peer Group to provide a fixed pay element and facilitate a competitive recruitment and retention strategy.

Performance-Based	Annual Incentive Compensation

Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to earn a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. Mr. Werdann participates in a sales commission plan and is eligible to receive a cash commission based upon a modified measure of net revenue and profit contribution achieved by the Company relative to target objectives derived from the Company’s annual operating plan and established at the beginning of the calendar year.

Long-Term Incentive Compensation

We provide equity-based long-term incentives to link compensation with shareholder value, drive long-term performance, and support retention. In 2022, we continued to include PSUs in our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals.

Compensation Committee Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to assist in reviewing the Peer Group in 2022 and in gathering industry compensation data. The consultant reports directly to the Compensation Committee but was authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which address any actual or potential conflicts or relationships between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other service to the Company.

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Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total direct compensation (i.e., base salary, annual cash incentive and long-term incentive) is generally targeted at or near the median total direct compensation of the Peer Group for Named Executive Officers. By targeting this median, our Compensation Committee intends to set an overall compensation package that is competitive and also within reasonable market parameters, with the goal of motivating and retaining our executives for the long-term success of the Company. Comparing the elements of total target direct compensation for 2022, base salary comprises approximately 29% of the pay mix, target annual incentive compensation comprises approximately 24% of the pay mix, and long-term incentive compensation comprises approximately 47% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

Base Salary

We generally target base salaries for Named Executive Officers at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Our Compensation Committee uses its judgment and experience to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation element. Base salaries are generally reviewed and approved by the Compensation Committee each year.

Accordingly, the Compensation Committee reviewed and determined base salaries for applicable Named Executive Officers in April 2022 to be effective as of July 1, 2022. The following lists the Named Executive Officer base salary increases approved in 2022:

NEO	Updated Base Salary	Percentage Increase	Effective Date

Patrick C.S. Lo	$949,505	0%	July 1, 2022

Bryan D. Murray	$514,840	3%	July 1, 2022

Michael F. Falcon	$515,030	3%	July 1, 2022

David J. Henry	$537,936	3%	July 1, 2022

Michael A. Werdann	$567,952	3%	July 1, 2022

Each NEO received a base salary increase of 3%, other than Mr. Lo who, at his request, did not receive an increase.

Annual Incentive Compensation

2022 Target Cash Bonus. Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter-term objectives for growth in sales, operating margins and earnings per share, and market share. For purposes of our 2022 executive bonus plan, non-GAAP operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangible assets, stock-based compensation expense, change in fair value of contingent consideration, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.

Under the 2022 executive bonus plan, the target bonus amounts as a percent of base salary for our participating executive officers remained unchanged from 2021 and were 120% for Mr. Lo, 75% for Messrs. Murray and Henry and 60% for Mr. Falcon. Bonus amounts for these executive officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of approximately $53.7 million in non-GAAP operating income for 2022. If non-GAAP operating income exceeded this threshold, then a bonus of 30% of an individual’s target bonus would become eligible to be earned, subject to other bonus plan conditions. If the Company exceeded a secondary target of approximately $82.6 million in non-GAAP operating income for 2022, then 50% of amounts in excess of this target would be contributed to an additional bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts in each period, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount.

46	2023 PROXY STATEMENT

The table below shows the 2022 target bonus amounts for each participating NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Target Bonus as a % of Salary	Target 2022 Bonus as a Cash Amount

Patrick C.S. Lo	120%	$1,139,406

Bryan D. Murray	75%	$380,553

Michael F. Falcon	60%	$304,555

David J. Henry	75%	$397,625

Michael A. Werdann	N/A	N/A

We believe that these non-GAAP operating income targets were set at appropriate levels based on market and industry expectations at the time and applicable 2022 operating plan that was reviewed and approved by our Board of Directors, and that while challenging, each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive’s achievement of his or her individual annual objectives (taking into account input by the Chief Executive Officer regarding each officer’s individual performance factors over the year, other than himself) or other factors that the Compensation Committee deems relevant.

2022 Cash Incentive Plan Bonus Payments.

The Company achieved annual non-GAAP operating loss (as calculated under the 2022 executive bonus plan) of $9.7 million for 2022, which was below the minimum threshold amount of approximately $53.7 million in non-GAAP operating income. As a result, no bonuses were paid to our NEOs under the 2022 executive bonus plan. See the reconciliation of this adjusted financial measure to the comparable GAAP financial measure in Appendix A of this proxy statement.

2022 Sales Commission Plan for Mr. Werdann. As our Chief Revenue Officer, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2022. Mr. Werdann’s overall cash compensation package is structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann’s annual aggregate sales commissions are targeted as an amount equal to approximately 67% of his fiscal year base salary. The 2022 sales commission plan for Mr. Werdann was based upon a modified measure of net revenue and profit contribution achieved by the Company, measured on a quarterly basis, with target objectives derived from the Company’s 2022 annual operating plan approved by our Board of Directors at the beginning of 2022. Net revenue is typically measured with reference to point of sale as reported by NETGEAR’s channel partners, less returns and related marketing spending. Profit contribution is calculated for the worldwide business under Mr. Werdann’s sales leadership and is comprised of net revenue less associated product costs and direct selling costs. The aggregate Company net revenue and profit contribution targets for 2022 were approximately $1.11 billion and $0.37 billion, respectively. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measures, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2022 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan was 84% in 2022.

The table below shows the 2022 target sales commission amount for Mr. Werdann as a percentage of base salary and as a corresponding cash amount:

NEO	Target Sales Commissions as a Percentage of Salary	Target 2022 Sales Commissions as a Cash Amount

Michael A. Werdann	67%	$373,121

The table below summarizes the target and total cash sales commissions paid to Mr. Werdann for 2022.

NEO	Target 2022 Cash Incentive Compensation	Total 2022 Cash Incentive Compensation Paid (at 84% of target)	Total 2022 Cash Incentive Compensation Paid as a percentage of salary

Michael A. Werdann	$373,121	$315,037	56%(1)

(1)

The relatively higher performance achievement by Mr. Werdann compared to executive officers who participated in the 2022 executive bonus plan is mainly due to Mr. Werdann’s sales commission plan being based on revenue and profit contribution, with greater proportionate weighting attributed to revenue achievement. The 2022 executive bonus plan by contrast was based on non-GAAP operating income performance.

2023 PROXY STATEMENT	47

Long-Term Incentive Compensation

2022 Equity Awards. We have historically provided long-term incentives through our 2006 Plan and 2016 Plan. Equity grants have been granted in the past under these plans to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. In recent years, we have granted a mixture of equity award types, including stock options, RSUs and PSUs. In 2022, we continued to include PSUs in our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals. Our time-based equity awards generally vest over four years to retain executives and to reward long-term performance, while our PSUs are subject to a three-year performance period (January 1, 2022—December 31, 2024) and an approximately three-year vesting period (from the grant date). We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases, and in the case of PSUs, are tied to achievement of our long-term performance objectives. In the case of RSUs and PSUs, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan primarily focuses on achievement of shorter-term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer-term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee primarily relies on input from two sources to determine the amount of equity awards to be granted: research from the Compensation Committee consultant and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and market grant levels by our Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the NEOs, other than himself, with a review of the prior year’s grants as the baseline starting point as well as the individual performance factors demonstrated by such officer over the prior year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Compensation Committee but are typically granted during in-person meetings, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting equity awards based on the timing of disclosure of material information to the public.

In April 2022, as part of our regular annual review cycle, our Compensation Committee granted our NEOs equity awards based on the following split between time-based RSUs and PSUs (on a share-equivalent basis):

•	Chief Executive Officer: 25% time-based RSUs / 75% PSUs; and

•	NEOs other than the CEO: 75% time-based RSUs / 25% PSUs.

The numbers of annual RSUs granted to our NEOs in April 2022 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)

Patrick C.S. Lo	26,250	$587,212

Bryan D. Murray	33,750	$754,987

Michael F. Falcon	18,750	$419,437

David J. Henry	18,750	$419,437

Michael A. Werdann	18,750	$419,437

The above RSUs vest over four years from grant, with 25% of the total award vesting on each anniversary of the vesting commencement date.

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The target number of PSUs granted to our NEOs in April 2022 were as follows:

NEO	PSUs (#)	Grant Date Fair Value ($)

Patrick C.S. Lo	78,750	$1,761,638

Bryan D. Murray	11,250	$251,663

Michael F. Falcon	6,250	$139,813

David J. Henry	6,250	$139,813

Michael A. Werdann	6,250	$139,813

The number of PSUs that will become eligible to vest will not exceed 150% of the target number of PSUs and will be calculated based on paid subscriptions at the end of 2024, as follows:

Paid Subscriptions at 12/31/2024	PSUs Eligible to Vest (as a % of the Target PSUs)

1,500,000	150%

1,200,000	100%

900,000	50%

If the number of paid subscriptions falls between any of the thresholds above, then the number of PSUs that become eligible to vest will be calculated through linear interpolation between the payout percentages for the two thresholds.

Each NEO’s PSUs that become eligible to vest (if any) will vest on April 30, 2025, subject to the NEO’s continued service through that date. In addition, the PSUs are subject to vesting acceleration upon certain terminations of the NEO’s employment, as described further in the “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” section below.

Payout of 2020 PSU Awards. In July 2020, the Compensation Committee granted PSUs to our NEOs that vest based on paid subscriptions at the end of 2022. The number of paid subscriptions at the end of 2022 was 747,000, which was below the minimum threshold required for any of the PSUs to vest. As a result, none of the PSUs granted to our NEOs in July 2020 vested.

Other Compensation Policies and Information

20-Year Work Anniversary Gift

To reward them for their long-standing service and dedication to the Company, we provided Messrs. Murray and Falcon only, (i) a non-cash 20-year work anniversary gift valued at $31,492 and $17,196, respectively, and (ii) a payment to cover the taxes on such gift in the amount of $14,977 and $8,178, respectively.

Employee Benefits and Perquisites

We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Severance

We provide severance to our Named Executive Officers in certain circumstances. Our severance agreements are reasonable, responsible in value, tailored to the circumstances of the termination of employment and in line with market practice. We do not gross-up for excise taxes that may be imposed as a result of severance payments and, for payments payable upon or following a change of control, we require a qualifying termination of employment in addition to the change of control. Please see the section entitled “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” section for additional information.

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive equity awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award

2023 PROXY STATEMENT	49

agreements which apply to the Named Executive Officers. Subject to the discretion of the Compensation Committee and/or the independent members of the Board, the clawback provision provides for a forfeiture of previously paid cash bonus amounts or previously awarded equity awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual equity award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. The applicable Named Executive Officer would be required to forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma equity award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate. We will review and conform our clawback policy as necessary to comply with the final rules adopted by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the final Nasdaq listing standards thereunder, once effective.

Stock Ownership Guidelines

We have also adopted stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own six times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and all unvested RSUs are counted toward the guidelines. As of December 31, 2022, all of our NEOs were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to covered employees for that taxable year, which includes the corporation’s chief executive officer, chief financial officer, and certain other highly compensated officers, and any individuals who were covered employees for any preceding taxable year beginning after December 31, 2016,

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers, highly-compensated service providers, and service providers who hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates

50	2023 PROXY STATEMENT

and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

2023 PROXY STATEMENT	51

COMPENSATION COMMITTEE REPORT

The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

BARBARA V. SCHERER (CHAIR)

JANICE M. ROBERTS

SARAH S. BUTTERFASS

52	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for 2022 (our “Named Executive Officers”), for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation(2)(3)		All Other Compensation		Total

Patrick C.S. Lo, Chairman and Chief Executive Officer	2022	$949,505	$2,348,850	$—		$3,000	(4)	$3,301,355
	2021	$935,791	$3,945,900	$336,885		$3,300		$5,221,876
	2020	$921,850	$2,875,950	$1,201,494		$3,000		$5,002,294

Bryan D. Murray, Chief Financial Officer	2022	$507,404	$1,006,650	$—		$49,469	(4)	$1,563,523
	2021	$457,677	$1,691,100	$102,977		$3,300		$2,255,054
	2020	$408,769	$836,225	$347,486		$3,000		$1,595,480

Michael F. Falcon, Chief Operations Officer Products and Services	2022	$507,591	$559,250	$—		$28,374	(4)	$1,095,215
	2021	$485,994	$939,500	$87,479		$3,300		$1,516,273
	2020	$460,494	$643,250	$313,182		$3,000		$1,419,926

David J. Henry, President and General Manager of Connected Home Products and Services	2022	$530,166	$559,250	$—		$3,000	(4)	$1,092,416
	2021	$488,487	$939,500	$109,910		$3,300		$1,541,197
	2020	$447,532	$643,250	$304,350		$3,000		$1,398,132

Michael A. Werdann, Chief Revenue Officer	2022	$559,749	$559,250	$315,037	(5)	$3,000	(4)	$1,437,036
	2021	$535,932	$939,500	$310,770		$3,300		$1,789,502
	2020	$512,623	$643,250	$605,577		$3,000		$1,764,450

(1)

The amounts reported in this column represent the aggregate value of the stock awards and option awards granted to the Named Executive Officers, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2022.

For fiscal years 2022, 2021 and 2020, the amounts shown include grant date fair values of the PSUs granted in fiscal years 2022, 2021 and 2020 at target achievement, respectively. Assuming the highest levels of performance are achieved, the values of these PSUs, based on the closing price for our common stock on the Nasdaq Global Select Market on the grant date of the PSUs in 2022, 2021, and 2020, respectively, were as follows: Mr. Lo, $2,642,456, $4,439,138, and $3,333,388; Mr. Murray, $377,494, $634,163, and $343,931; Mr. Falcon, $209,719, $352,313, and $264,563; Mr. Henry, $209,719, $352,313, and $264,563; and Mr. Werdann, $209,719, $352,313, and $264,563.

(2)	The amounts set forth in these columns are subject to clawback provisions. Please see “Compensation Discussion and Analysis—Other Compensation Policies and Information—Clawback Policy” above.
(3)

Except as otherwise noted, Non-Equity Incentive Plan Compensation consists of cash paid pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder.

(4)

The amounts consist of matching contributions of $3,000 under our 401(k) plan, earned in 2022 and paid in February 2023, and in the cases of Messrs. Murray and Falcon only, (i) a non-cash 20-year work anniversary gift valued at $31,492 and $17,196, respectively, and (ii) a payment to cover the taxes on such gift in the amount of $14,977 and $8,178, respectively.

(5)	The amount represents commissions earned under Mr. Werdann’s annual sales commission plan.

2023 PROXY STATEMENT	53

Grants of Plan-Based Awards in Fiscal Year 2022

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2022. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Patrick C.S. Lo	—	(2)	$—	$1,139,406	$1,709,109

	4/19/2022	(3)							26,250	—	$—	$587,212

	4/19/2022	(4)				39,375	78,750	118,125	—	—	$—	$1,761,638

Bryan D. Murray	—	(2)	$—	$380,553	$570,830

	4/19/2022	(3)							33,750	—	$—	$754,987

	4/19/2022	(4)				5,625	11,250	16,875	—	—	$—	$251,663

Michael F. Falcon	—	(2)	$—	$304,555	$456,832

	4/19/2022	(3)							18,750	—	$—	$419,437

	4/19/2022	(4)				3,125	6,250	9,375	—	—	$—	$139,813

David J. Henry	—	(2)	$—	$397,625	$596,437

	4/19/2022	(3)							18,750	—	$—	$419,437

	4/19/2022	(4)				3,125	6,250	9,375	—	—	$—	$139,813

Michael A. Werdann	—	(5)	$—	$373,121	$1,865,731

	4/19/2022	(3)							18,750	—	$—	$419,437

	4/19/2022	(4)				3,125	6,250	9,375	—	—	$—	$139,813

(1)

These amounts represent the grant date fair values of the awards without regard to vesting. For RSUs, the amount represents the grant date fair value of each equity award computed in accordance with accounting guidance under ASC 718. For PSUs, the amount represents the grant date fair value of each equity award at the target payout level computed in accordance with accounting guidance under ASC 718. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, regarding the valuation of equity awards.

(2)

These potential payouts for the fiscal 2022 were pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder. The payout that could have been earned by the Named Executive Officers was dependent upon the Company’s level of non-GAAP operating income achieved during 2022 and was subject to reduction by the Compensation Committee based upon the Named Executive Officer’s achievement of his individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the Executive Bonus Plan only if the Company achieves a certain level of operating income.

(3)

These RSU awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates.

(4)	These PSU awards will vest on April 30, 2025 if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(5)	Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2022 annual sales commission plan.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

			Option Awards				Stock Awards

Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Patrick C.S. Lo	ARLO	5/16/2013	116,983	—	$6.68	5/16/2023	—	$—	—		$—

	NTGR	6/3/2014	16,554	—	$19.32	6/3/2024	—	$—	—		$—

	ARLO	6/3/2014	199,966	—	$6.67	6/3/2024	—	$—	—		$—

	NTGR	6/2/2015	16,554	—	$18.58	6/2/2025	—	$—	—		$—

	NTGR	3/24/2016	19,038	—	$23.48	3/24/2026	—	$—	—		$—

	ARLO	3/24/2016	229,961	—	$8.11	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	114,232	—	$25.37	6/1/2027	—	$—	—		$—

	ARLO	6/1/2017	229,961	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	114,232	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	229,961	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	147,343	25,157	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	15,000	$271,650	—		$—

	NTGR	4/17/2020	—	—	$—	—	13,126	$237,712	—		$—

	NTGR	7/16/2021	—	—	$—	—	19,688	$356,550	39,375	(5)	$713,081

	NTGR	4/19/2022	—	—	$—	—	26,250	$475,388	39,375	(5)	$713,081

Bryan D. Murray	ARLO	4/18/2013	175	—	$5.65	4/18/2023	—	$—	—		$—

	ARLO	4/22/2014	1,225	—	$6.90	4/22/2024	—	$—	—		$—

	NTGR	8/2/2018	24,799	—	$38.32	8/2/2028	—	$—	—		$—

	ARLO	8/2/2018	59,989	—	$13.23	8/2/2028	—	$—	—		$—

	NTGR	7/19/2019	23,437	6,563	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	5,000	$90,550	—		$—

	NTGR	4/17/2020	—	—	$—	—	12,188	$220,725	—		$—

	NTGR	7/16/2021	—	—	$—	—	25,313	$458,418	5,625	(5)	$101,869

	NTGR	4/19/2022	—	—	$—	—	33,750	$611,213	5,625	(5)	$101,869

Michael F. Falcon	ARLO	6/2/2015	6,248	—	$6.42	6/2/2025	—	$—	—		$—

	ARLO	3/24/2016	16,665	—	$8.11	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	1,035	—	$25.37	6/1/2027	—	$—	—		$—

	ARLO	6/1/2017	42,992	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	6,209	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	49,991	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	16,406	5,469	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	3,750	$67,913	—		$—

	NTGR	4/17/2020	—	—	$—	—	9,376	$169,799	—		$—

	NTGR	7/16/2021	—	—	$—	—	14,063	$254,681	3,125	(5)	$56,594

	NTGR	4/19/2022	—	—	$—	—	18,750	$339,563	3,125	(5)	$56,594

2023 PROXY STATEMENT	55

			Option Awards				Stock Awards

Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

David J. Henry	ARLO	04/18/2013	1,575	—	$5.65	4/18/2023	—	$—	—		$—

	ARLO	04/22/2014	2,625	—	$6.90	4/22/2024	—	$—	—		$—

	ARLO	03/24/2016	26,037	—	$8.11	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	4,139	—	$25.37	6/1/2027	—	$—	—		$—

	ARLO	6/1/2017	49,991	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	24,833	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	49,991	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	20,313	5,469	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	3,750	$67,913	—		$—

	NTGR	4/17/2020	—	—	$—	—	9,376	$169,799	—		$—

	NTGR	7/16/2021	—	—	$—	—	14,063	$254,681	3,125	(5)	$56,594

	NTGR	4/19/2022	—	—	$—	—	18,750	$339,563	3,125	(5)	$56,594

Michael A. Werdann	ARLO	6/1/2017	20,000	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	17,879	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	35,993	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	9,375	4,375	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	3,750	$67,913	—		$—

	NTGR	4/17/2020	—	—	$—	—	9,376	$169,799	—		$—

	NTGR	7/16/2021	—	—	$—	—	14,063	$254,681	3,125	(5)	$56,594

	NTGR	4/19/2022	—	—	$—	—	18,750	$339,563	3,125	(5)	$56,594

(1)

Reflects equity awards outstanding as of December 31, 2022 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo’s Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR’s equity incentive plans were adjusted to include Arlo awards under Arlo’s equity incentive plans. The grant dates of all Arlo awards listed above reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion below titled “Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off.”

(2)

25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(3)

These awards are RSUs. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates.

(4)

These amounts were calculated as the product of NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 30, 2022 (the last market trading day in 2022), which was $18.11 and the number of shares covered by the applicable RSU or PSU award (which, in the case of each PSU award, is at the threshold level of achievement).

(5)

These awards are PSUs that will become eligible to vest based on the number of paid subscriptions at December 31, 2024 for 2022 grants and December 31, 2023 for 2021 grants, respectively. Based on the performance at December 31, 2022, each amount listed for the 2022 and 2021 grants represents the threshold number of PSUs. For details of these PSU awards, refer to “Compensation Discussion and Analysis- Executive Compensation Practices- Setting the Pay Mix -Long-Term Incentive Compensation.”

Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off

Background. In February 2018, our Board announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. (“Arlo”). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the “Arlo IPO”), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the “Arlo Spin-Off”).

56	2023 PROXY STATEMENT

From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo’s outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in the Executive Compensation Tables includes Arlo-related compensation and Arlo equity awards. Although NETGEAR and Arlo are independent companies following the Arlo Spin-Off, the vesting of Arlo equity awards held by our NEOs is tied to their continued employment by NETGEAR and comprises a material element of their compensation.

Adjustment Mechanics. In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. These adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, and are reflected in the applicable portions of the Executive Compensation Tables section below.

•

NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.

•

NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement.

Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.

Option Exercises and Stock Vested in Fiscal Year 2022

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards				Stock Awards

	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Name	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO

Patrick C.S. Lo	—	100,000	$—	$452,000	38,124	19,803	$974,964	$172,088

Bryan D. Murray	—	—	$—	$—	21,881	4,654	$531,730	$36,680

Michael F. Falcon	—	—	$—	$—	18,124	9,902	$453,014	$77,285

David J. Henry	—	1,049	$—	$3,811	15,624	4,951	$388,389	$43,024

Michael A. Werdann	—	14,493	$—	$43,783	15,624	4,951	$388,389	$43,024

(1)

The value realized on exercise equals the difference between the sale price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange, at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)

The value realized on vesting equals the closing price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange on the vesting date, multiplied by the number of shares that vested on the vesting date.

2023 PROXY STATEMENT	57

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant’s compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant’s plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2022, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2022.

Name	Executive Contributions in 2022(1)	Registrant Contributions in 2022	Aggregate Earnings in 2022(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2022

Patrick C.S. Lo	$474,753	$—	$(668,970)	$—	$4,882,547

Bryan D. Murray	$—	$—	$—	$—	$—

Michael F. Falcon	$—	$—	$—	$—	$—

David J. Henry	$—	$—	$—	$—	$—

Michael A. Werdann	$—	$—	$—	$—	$—

(1)	The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.
(2)

None of the earnings in this column are included in the 2022 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

Potential Payments upon Termination or Change in Control

In the event of a change in control:

•

all equity awards issued under our 2016 Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards; and

•

with respect to the PSUs granted to our NEOs in July 2020, July 2021 and April 2022, the performance goal will be deemed to be satisfied at 100% of the target level if the performance period has not already ended, and (1) if the successor corporation does not assume or substitute for the PSUs, 100% of the PSUs that have become eligible to vest will vest immediately before the change in control, or (2) if the successor corporation assumes or substitutes for the PSUs, 100% of the PSUs that have become eligible to vest will vest either (A) on the vesting date, if the NEO continues service through that date, or (B) upon a termination of the NEO’s employment prior to the vesting date either (w) by us other than for cause, (x) due to the NEO’s death, (y) due to the NEO’s disability, or (z) by the NEO for good reason. The vesting acceleration triggered by a termination by us other than for cause or by an NEO for good reason will be conditioned upon the execution and non-revocation of a release of claims.

In addition, we have entered into change in control and severance agreements with each of our Named Executive Officers. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances.

Upon a termination without cause or resignation with good reason that occurs more than one month prior to or more than 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	a lump sum cash severance payment equal to his annual base salary, and, for Mr. Lo, an additional amount equal to his target annual bonus;

•	12 months of health benefits continuation; and

58	2023 PROXY STATEMENT

•	accelerated vesting of any unvested equity awards (other than the PSUs granted in July 2020, July 2021 and April 2022) that would have vested during the 12 months following the termination date.

Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	a lump sum cash severance payment equal to a multiple (2x for Mr. Lo and 1x for all other NEOs) of the sum of the NEO’s annual base salary and target annual bonus/commission;

•	a number of months (24 for Mr. Lo and 12 for other NEOs) of health benefits continuation; and

•	accelerated vesting of all outstanding, unvested equity awards (other than the PSUs granted in July 2020, July 2021 and April 2022).

Severance will be conditioned upon the execution and non-revocation of a release of claims. The change in control and severance agreements do not provide for any excise tax gross-ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.

All unvested equity awards issued under our 2016 Plan and subject to time-based vesting will become fully vested if an NEO ceases to be a service provider as a result of the NEO’s disability or death.

The vesting of the PSUs granted to each NEO in July 2020, July 2021 and April 2022 will be accelerated upon the following terminations of the NEO’s employment:

•	if a change in control has not occurred and an NEO’s employment is terminated due to his death before the end of the performance period, 100% of the NEO’s target number of PSUs will vest; and

•

if a change in control has not occurred and either (1) after the end of the performance period but before the vesting date, an NEO’s employment is terminated due to his death, or (2) before the vesting date, an NEO’s employment is terminated by us due to his disability, a number of PSUs will vest equal to the actual number of PSUs that would have become eligible to vest based on actual achievement of the performance goal had the NEO’s employment not been terminated.

Payments Upon Termination Due to Death or Disability

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company was terminated by us due to death or disability, assuming (1) the date of the triggering event was December 31, 2022, and (2) in the case of a termination that occurs before a change in control and is either (A) a termination due to death that occurs after the end of the performance period for the PSUs granted to our NEOs in July 2021 and April 2022 but before the vesting date of the PSUs or (B) a termination due to disability, the actual achievement of the performance goal for the PSUs will be at 100% of the target level:

Name	Value Realized from Equity Acceleration ($)(1)	Total ($)

Patrick C.S. Lo	$4,193,624	$4,193,624

Bryan D. Murray	$1,788,381	$1,788,381

Michael F. Falcon	$1,058,330	$1,058,330

David J. Henry	$1,058,330	$1,058,330

Michael A. Werdann	$1,058,330	$1,058,330

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 30, 2022 (the last market trading day in 2022), which was $18.11, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

2023 PROXY STATEMENT	59

Payments Upon Termination Without Cause or Resignation for Good Reason More Than One Month prior to or More Than One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, more than one month prior to or more than one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2022.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($)(1)(2)	Total ($)

Patrick C.S. Lo	$2,088,911	$25,801	$3,480,507	$5,595,219

Bryan D. Murray	$514,840	$39,328	$913,975	$1,468,143

Michael F. Falcon	$515,030	$25,801	$548,950	$1,089,781

David J. Henry	$537,936	$30,986	$548,950	$1,117,872

Michael A. Werdann	$567,952	$39,328	$548,950	$1,156,230

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 30, 2022 (the last market trading day in 2022), which was $18.11, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in July 2021 and April 2022. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized from equity acceleration would be $628,182 for Mr. Lo; $506,500 for Mr. Murray; $322,575 for Mr. Falcon; $322,575 for Mr. Henry; and $322,575 for Mr. Werdann.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Month prior to or One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, within one month prior to or one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2022.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($) (1) (2)	Total ($)

Patrick C.S. Lo	$4,177,822	$51,602	$4,193,624	$8,423,048

Bryan D. Murray	$900,970	$39,328	$1,788,381	$2,728,679

Michael F. Falcon	$824,048	$25,801	$1,058,330	$1,908,179

David J. Henry	$941,388	$30,986	$1,058,330	$2,030,704

Michael A. Werdann	$946,587	$39,328	$1,058,330	$2,044,245

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 30, 2022 (the last market trading day in 2022), which was $18.11, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in July 2021 and April 2022. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized from equity acceleration would be $1,341,299 for Mr. Lo; $1,380,905 Mr. Murray; $831,955 for Mr. Falcon; $831,955 for Mr. Henry; and $831,955 for Mr. Werdann.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2022 annual total compensation of our CEO Mr. Lo is $3,301,355, the 2022 annual total compensation of our median compensated employee is $115,877, and the ratio of these amounts is approximately 28 to 1. For these purposes, we calculated the annual total compensation of our CEO and our median employee according to the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio

60	2023 PROXY STATEMENT

based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2022, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2022, and the value of the annual equity awards granted during 2022.

2023 PROXY STATEMENT	61

Pay Versus Performance
In accordance
with
rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1) (2) (3)	Average Compensation Actually Paid Table Total for Non-PEO NEOs ($) (1) (2) (3)	Value of Initial $100 Investment Based on: (4)		GAAP Net Income (Millions)	Non-GAAP Operating Income (Millions) (5)
Year					Company TSR	Peer Group TSR

2022	$3,301,355	$(73,726)	$1,297,048	$500,475	$74	$133	$(69)	$(10)

2021	$5,221,876	$(1,380,992)	$1,777,660	$629,637	$119	$207	$49	$109

2020	$5,002,294	$10,225,543	$1,697,060	$2,599,063	$166	$150	$58	$128

1.	Patrick Lo was our PEO in 2022, 2021 and 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2022	2021	2020
Bryan D. Murray	Bryan D. Murray	Bryan D. Murray
Michael F. Falcon	David J. Henry	Vikram Mehta
David J. Henry	Andrew W. Kim	Michael A. Werdann
Michael A. Werdann	Michael A. Werdann	Martin D. Westhead

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards” column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO

2022	$3,301,355	$2,348,850	$(1,026,231)	$(73,726)

2021	$5,221,876	$3,945,900	$(2,656,968)	$(1,380,992)

2020	$5,002,294	$2,875,950	$8,099,199	$10,225,543

Year	Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion Stock Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs

2022	$1,297,048	$671,100	$(125,473)	$500,475

2021	$1,777,660	$1,127,400	$(20,623)	$629,637

2020	$1,697,060	$822,644	$1,724,647	$2,599,063
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value of Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Total - Inclusion of Equity Values for PEO

2022	$1,445,143	$(2,101,215)	$(370,159)	$—	$(1,026,231)

2021	$766,704	$(3,082,854)	$(340,818)	$—	$(2,656,968)

2020	$4,266,069	$3,412,046	$421,084	$—	$8,099,199

62	2023 PROXY STATEMENT

Year	Average Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Total - Inclusion of Equity Values for Non-PEO NEOs

2022	$499,838	$(486,389)	$(138,922)	$—	$(125,473)

2021	$657,224	$(570,976)	$(106,871)	$—	$(20,623)

2020	$1,295,082	$382,620	$46,945	$—	$1,724,647

4.
The Peer Group TSR set forth in this table utilizes the NASDAQ Computer Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Computer Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined
non-GAAP
operating income, as calculated under our annual incentive plan, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2022 because this is the primary financial performance metric in our 2022 executive bonus plan.
Non-GAAP
operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangible assets, stock-based compensation expense, change in fair value of contingent consideration, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges. We may determine a different financial performance measure to be the most important financial performance measure in future years. Refer to the reconciliation of these non-GAAP
financial measures to the comparable GAAP financial measure in Appendix A of this proxy statement.

Relationship Between PEO and Other NEO Compensation Actually Paid and Company Performance
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, the Company’s TSR, and the Peer Group’s TSR over the three most recently completed fiscal years.

2023 PROXY STATEMENT	63

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our GAAP net income during the three most recently completed fiscal years.

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our non-GAAP
operating income during the three most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. The measures in this table are not ranked.

Most Important Financial Measures
Non-GAAP operating income
Net revenue
Profit contribution

64	2023 PROXY STATEMENT

Equity Compensation Plan Information
The following table provides information as of December 31, 2022 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2006 Plan (which expired in April 2016), the 2016 Plan, and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	872,098	(1)(2)	$30.64	2,035,044	(3)(4)

Equity Compensation Plans not approved by security holders	—		$—	—

Total	872,098		$30.64	2,035,044

(1)
Includes 72,769 shares subject to options outstanding under the 2006 Plan, 799,329 shares subject to options outstanding under the 2016 Plan, and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 1,545,983 shares subject to RSUs and 430,000 shares subject to PSUs outstanding that were issued under the 2016 Plan.
(3)	Includes 990,404 shares available for future issuance under the 2016 Plan and 1,044,640 shares available for future issuance under the 2003 Employee Stock Purchase Plan.
(4)
Forfeited awards will return to the 2016 Plan and will again become available for issuance. For RSUs granted under the 2016 Plan before May 28, 2020, each such RSU granted or forfeited is counted as 1.58 shares. The 1.58 conversion rate has already been incorporated in the calculation. For PSUs, the number of shares available for future issuance is reduced by the number of PSUs at the maximum level of achievement until the actual number of PSUs that become eligible to vest is determined, at which time any PSUs that do not become eligible to vest are immediately forfeited and returned to the pool of shares available for future issuance.

2023 PROXY STATEMENT	65

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 3, 2023 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of April 3, 2023, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 29,053,342 shares of our common stock outstanding as of April 3, 2023. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned(8)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned

5% Stockholders:

BlackRock, Inc.(1)	5,494,153	—	5,494,153	18.9%

The Vanguard Group, Inc.(2)	3,395,731	—	3,395,731	11.7%

Victory Capital Management Inc.(3)	2,577,205	—	2,577,205	8.9%

Brandes Investment Partners, L.P.(4)	2,054,591	—	2,054,591	7.1%

Dimensional Fund Advisors LP(5)	1,837,818		1,837,818	6.3%

Named Executive Officers and Directors:

Patrick C.S. Lo(6)	469,604	459,047	928,651	3.1%

Bryan D. Murray	28,186	67,455	95,641	*

Michael F. Falcon	43,926	36,931	80,857	*

David J. Henry	21,975	62,566	84,541	*

Michael A. Werdann	3,103	39,754	42,857	*

Sarah S. Butterfass	5,521	10,183	15,704	*

Laura J. Durr	8,207	10,183	18,390	*

Shravan K. Goli	4,447	10,183	14,630	*

Bradley L. Maiorino	23,792	10,183	33,975	*

Janice M. Roberts	22,424	10,183	32,607	*

Barbara V. Scherer(7)	33,103	10,183	43,286	*

Thomas H. Waechter	28,952	10,183	39,135	*

All current directors and executive officers as a group (18 persons)	788,462	1,025,196	1,813,658	6.0%

*	Less than one percent of our outstanding shares of common stock
(1)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2023, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 5,358,892 shares and sole power to dispose or to direct the disposition of 5,494,153 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

66	2023 PROXY STATEMENT

(2)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023, by The Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has shared power to vote of 18,667 shares, sole power to dispose of 3,353,273 shares and shared power to dispose of 42,458 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2023, by Victory Capital Management Inc. (“Victory Capital Management”). Victory Capital Management has sole power to vote or direct the vote of 2,561,850 shares and sole power to dispose or to direct the disposition of 2,577,205 shares. The address of Victory Capital Management is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(4)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2023, by Brandes Investment Partners, L.P. (“Brandes Investment Partners”). Brandes Investment Partners has shared power to vote of 918,390 shares, and shared power to dispose of 2,054,591 shares. The address of Brandes Investment Partners is 4275 Executive Square, 5th Floor, La Jolla, CA 92037.

(5)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2023, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 1,799,465 shares and sole power to dispose or to direct the disposition of 1,837,818 shares. The address of Dimensional Fund Advisors is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(6)

Shares beneficially owned by Mr. Lo include (1) 278,468 shares held by the Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 169,828 shares held by the education trusts of Mr. Lo’s children and Mr. Lo is a co-trustee of each such trust, and (3) 21,308 shares held of record by Mr. Lo.

(7)

Shares beneficially owned by Ms. Scherer include (1) 1,000 shares held by William S. & Barbara V. Scherer, UAD 10/26/2000, Barbara Scherer & William S. Scherer TTEE’s trust, and (2) 32,103 shares held of record by Ms. Scherer.

(8)

The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of April 3, 2023.

2023 PROXY STATEMENT	67

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

SARAH S. BUTTERFASS

LAURA J. DURR

SHRAVAN K. GOLI

DAVID J. HENRY

BRADLEY L. MAIORINO

JANICE M. ROBERTS

BARBARA V. SCHERER

THOMAS H. WAECHTER

Dated: April 20, 2023

68	2023 PROXY STATEMENT

LEGAL MATTERS

Forward-Looking Statements. This proxy statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: the Company’s future operating performance and financial condition, including expectations regarding continued revenue growth, profitability and cash generation; expectations regarding continuing market demand for the Company’s products, including SMB and premium CHP products and related service offerings, and the Company’s ability to respond to this demand; the Company’s strategic shift to focusing on the premium, higher-margin segments of the market and targeting consumers with the highest propensity to subscribe to NETGEAR’s service offerings; the timing, distribution, sales momentum and market acceptance of recent and anticipated new product and service introductions that position the Company for growth and market share gain; expectations regarding the supply environment; and expectations regarding NETGEAR’s paid subscriber base growth and services revenue and profitability. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the following: uncertainty surrounding the duration and impact of the global COVID-19 pandemic and global economic conditions, including with respect to the Company’s supply chain, closures affecting the operations of the Company’s manufacturing partners and potential disruptions in the Company’s transportation network, including with respect to the Company’s distribution centers; future demand for the Company’s products may be lower than anticipated; the Company’s shift in focus to premium products at the expense of lower end products may not prove to be successful; the Company may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products; consumers may choose not to adopt the Company’s new product and service offerings or adopt competing products or services; the Company may be unable to continue to grow its number of registered users, its number of registered app users and/or its paid subscriber base; product performance may be adversely affected by real world operating conditions; the Company may fail to manage costs, including the cost of key components, the cost of air freight and ocean freight, and the cost of developing and marketing new products and services and manufacturing and distribution of its existing offerings; the Company may fail to successfully manage channel inventory levels and product mix; the Company may fail to successfully continue to effect operating expense savings; changes in the level of the Company’s cash resources and the Company’s planned usage of such resources, including potential repurchases of the Company’s common stock; changes in the Company’s stock price and developments in the business that could increase the Company’s cash needs; fluctuations in foreign exchange rates; and the actions and financial health of the Company’s customers, including the Company’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part I—Item 1A. Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on February 17, 2023. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. NETGEAR and the NETGEAR logo are trademarks of NETGEAR, Inc. or its subsidiaries.

*	All other product and company names herein are or may be trademarks of their respective owners.

2023 PROXY STATEMENT	69

APPENDIX A

Reconciliation of GAAP to Non-GAAP Measures

The following is a reconciliation between GAAP operating income (loss) and non-GAAP operating income (loss) for purposes of our annual executive bonus plan.

	Twelve Months Ended

(in thousands)	December 31, 2022	December 31, 2021	December 31, 2020

GAAP operating income (loss)	$(82,924)	$66,597	$75,544

Bonus expense	5,930	13,914	16,999

Amortization of intangibles	514	1,897	5,952

Stock-based compensation expense	17,734	25,995	30,505

Change in fair value of contingent consideration	—	(3,003)	(2,928)

Goodwill impairment	44,442	—	—

Restructuring and other charges	4,577	3,341	1,702

Litigation reserves, net	20	315	44

Non-GAAP operating income (loss)	$(9,707)	$109,056	$127,818

70	2023 PROXY STATEMENT

APPENDIX B

NETGEAR, INC.

2016 EQUITY INCENTIVE PLAN

(As Amended and Restated                 , 2023)

1.    Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

2.    Definitions. As used herein, the following definitions will apply:

a.    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

b.    “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

c.    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

d.    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or other stock or cash awards as the Administrator may determine.

e.    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

f.    “Board” means the Board of Directors of the Company.

g.    “Change in Control” means the occurrence of any of the following events:

i.    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

ii.    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

iii.    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an

2023 PROXY STATEMENT	71

entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

h.    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

i.    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

j.    “Common Stock” means the common stock of the Company.

k.    “Company” means NETGEAR, Inc., a Delaware corporation, or any successor thereto.

l.    “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

m.    “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

n.    “Director” means a member of the Board.

o.    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

p.    “Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. Dividend Equivalents will be subject to the same vesting restrictions as the related Shares subject to the underlying Award.

q.    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

r.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

s.    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.

t.    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

72	2023 PROXY STATEMENT

ii. If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

iii. In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

u.    “Fiscal Year” means the fiscal year of the Company.

v.    “Full Value Award” means any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.

w.    “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

x.    “Inside Director” means a Director who is an Employee.

y.    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

z.    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

aa.    “Option” means a stock option granted pursuant to the Plan.

bb.    “Outside Director” means a Director who is not an Employee.

cc.    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

dd.    “Participant” means the holder of an outstanding Award.

ee.    “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

ff.    “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

gg.    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

hh.    “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

ii.    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

jj.    “Plan” means this 2016 Equity Incentive Plan.

kk.    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

ll.    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

mm.     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

nn.    “Section 16(b)” means Section 16(b) of the Exchange Act.

oo.    “Service Provider” means an Employee, Director or Consultant.

pp.    “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

qq.    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

rr.    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter exist-ing, as defined in Section 424(f) of the Code.

2023 PROXY STATEMENT	73

3. Stock Subject to the Plan.

a.    Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 11,071,112 Shares, plus (i) any Shares that were available for grant under the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) as of immediately prior to the 2006 LTIP’s expiration by its terms, plus (ii) any Shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 2006 LTIP that, on or after the date this Plan becomes effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2006 LTIP that are forfeited to or repurchased by the Company, where the maximum number of Shares to be added to the Plan as a result of clause (i) equals 1,178,227 Shares and as a result of clause (ii) equals 6,564,359 Shares. For purposes of the previous sentence, the Shares subject to restricted stock units, performance shares or other awards without an exercise price that are added to the Plan as a result of clause (ii) will be one and fifty-eight hundredths (1.58) times the number of Shares that were forfeited or expired under the 2006 LTIP. The Shares may be authorized, but unissued, or reacquired Common Stock.

b.    Full Value Awards. Any Shares subject to Full Value Awards granted before May 28, 2020 (each a “Historical Full Value Award”), were counted against the numerical limits of this Section 3 as one and fifty-eight hundredths (1.58) Shares for every one (1) Share subject thereto. Further, if Shares subject to any such Historical Full Value Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), one and fifty-eight hundredths(1.58) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance. For any Full Value Award granted on or after May 28, 2020, (i) each Share subject to such Full Value Award will be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto, and (ii) for each Share subject to such Full Value Award that is forfeited or repurchased by the Company, one (1) Share will return to the Plan and will again become available for issuance pursuant to Section 3(c).

c.    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

d.    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

a. Procedure.

i. Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

ii. Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

iii. Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

iv. Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

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b. Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

i. to determine the Fair Market Value;

ii. to select the Service Providers to whom Awards may be granted hereunder;

iii. to determine the number of Shares to be covered by each Award granted hereunder;

iv. to approve forms of Award Agreements for use under the Plan;

v. to determine the terms and conditions, not inconsistent with the terms of the Plan (including, without limitation, the limitations set forth in Section 6), of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

vi. to determine whether Awards (other than Options or Stock Appreciation Rights) will be adjusted for Dividend Equivalents;

vii. to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

viii. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

ix. to modify or amend each Award (subject to Sections 6 and 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 7(b) of the Plan);

x. to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 17 of the Plan;

xi. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xii. to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

xiii. to make all other determinations deemed necessary or advisable for administering the Plan.

c. Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Restrictions and Limitations.

a. Prohibition on Exchange Program. The Administrator may not implement an Exchange Program.

b. Incentive Stock Options.

i. $100,000 Limitation. Notwithstanding an Option’s designation in the Award Agreement, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

ii. Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

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iii. Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

c. Vesting Limitations.

i. One-Year Minimum Vesting. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, except that (i) the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death or Disability, or upon a major capital change of the Company (including without limitation upon the occurrence of a Change in Control, merger of the Company with or into another corporation or entity, or similar transaction), (ii) Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions, and (iii) annual Awards granted to Outside Directors may provide for scheduled vesting to occur on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks from the date of grant).

ii. Three-Year Service-Based Vesting. Except for accelerated vesting provided under Sections 7(d)(ii), 8(c), 9(c), 10(e) and 16 and annual grants to Outside Directors, the period over which any Award subject to solely time-based vesting may fully vest will be no less than three (3) years.

d. Section 162(m) Annual Limitations. The Administrator will have complete discretion to determine the number of Shares subject to Awards granted to any Participant, provided that, subject to the provisions of Section 16, during any Fiscal Year: (i) the number of Shares covered by Options granted to any one Service Provider will not exceed 841,799 Shares; (ii) the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed 841,799 Shares; (iii) the number of Shares of Restricted Stock granted to any one Service Provider will not exceed 420,900 Shares; (iv) the number of Restricted Stock Units granted to any one Service Provider will not exceed 420,900; (v) the number of Performance Shares granted to any one Service Provider will not exceed 420,900, and (vi) no Service Provider will receive Performance Units having an initial value greater than $5.0 million.

e. Outside Director Limitations.

i. Cash-settled Awards. No Outside Director may be granted, in any Fiscal Year, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

ii. Stock-settled Awards. Subject to the provisions of Section 16 of the Plan, no Outside Director may be granted, in any Fiscal Year, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 6(e).

7. Stock Options.

a. Designation.

i. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option, subject to Section 6(b).

ii. The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, subject to Section 6.

b. Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

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c. Option Exercise Price and Consideration.

i. Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

ii. Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised, subject to Section 6.

iii. Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

d. Exercise of Option.

i. Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

ii. Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Options subject to time-based vesting will become fully vested.

iii. Termination of Relationship as a Service Provider other than Death or Disability. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. If Participant dies during such post-employment period, the Option may be exercised following the Participant’s death for one (1) year after Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

iv. Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the

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Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

v. Death of Participant. If a Participant dies while a Service Provider or dies after terminating on account of Disability, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable until twelve (12) months following Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

vi. Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8. Restricted Stock.

a. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to Section 6.

b. Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

c. Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Restricted Stock subject to time-based vesting will become fully vested.

d. Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

e. Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

f. Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed, subject to Section 6.

g. Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

h. Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award

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Agreement; provided, however that such dividends and distributions will be subject to the same restrictions on transferability and forfeitability (as applicable) as the Shares of Restricted Stock with respect to which they were paid, and the Company will hold such dividends and distributions until the restrictions on the Shares of Restricted Stock with respect to which they were paid have lapsed.

i. Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

j. Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.	Restricted Stock Units.

a. Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator, subject to Section 6. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(c), may be left to the discretion of the Administrator.

b. Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion (subject to Section 6), which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units, subject to Section 6.

c. Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Restricted Stock Units subject to time-based vesting will become fully vested.

d. Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

e. Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

f. Rights as a Stockholder. If any earned Restricted Stock Units are to be paid in Shares, then until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares, notwithstanding the vesting of the Restricted Stock Units. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

g. Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

h. Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Stock Appreciation Rights.

a. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

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b. Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, subject to Section 6.

c. Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant and vesting terms will be subject to Section 6.

d. Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

e. Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Stock Appreciation Rights subject to time-based vesting will become fully vested.

f. Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Stock Appreciation Rights.

g. Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

i. The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

ii. The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

a. Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant, subject to Section 6.

b. Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

c. Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

d. Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share, subject to Section 6.

e. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

f. Rights as a Stockholder. If any earned Performance Units/Shares are to be paid in Shares, then until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares, notwithstanding the vesting

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of the Performance Units/Shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

g. Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

h. Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12. Performance-Based Compensation Under Code Section 162(m).

a. General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

b. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

c. Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

d. Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

2023 PROXY STATEMENT	81

13. Leaves of Absence/Transfer Between Locations. Awards will be subject to any Company leave of absence policy as the Company may adopt or amend from time to time. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Dividend Equivalents. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award (other than Options and Stock Appreciation Rights) that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Awards are settled or forfeited. The Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion subject to the provisions of this Section 14; provided, however that Dividend Equivalents will be subject to the same vesting provisions as the Awards to which they relate and while amounts may accrue while the Dividend Equivalent is unvested, the amounts payable with respect to Dividend Equivalents will not be paid before the Dividend Equivalent or the Award to which it relates vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 17, appropriate adjustments will be made to the Participant’s Award and the associated Dividend Equivalent so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award. Dividend Equivalents will be subject to the same Fiscal Year limits applicable to the underlying Award as set forth in Section 6(d).

15. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16. Adjustments; Dissolution or Liquidation; Change in Control.

a. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 6(d) of the Plan.

b. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

c. Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 16(c), the Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which

82	2023 PROXY STATEMENT

such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

d. Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

17. Tax.

a. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

b. Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Notwithstanding the foregoing, the Administrator may permit withholding in excess of the minimum statutory amount, provided such withholding does not result in any adverse accounting consequences, as the Administrator determines in its sole discretion. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

c. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

18. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s

2023 PROXY STATEMENT	83

right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20. Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21. Amendment and Termination of the Plan.

a. Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

b. Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

c. Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22. Conditions Upon Issuance of Shares.

a. Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

b. Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

84	2023 PROXY STATEMENT

NETGEAR, INC. 350 EAST PLUMERIA DRIVE SAN JOSE, CA 95134 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/31/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NTGR2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/31/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain

1a. Patrick C. S. Lo	☐	☐	☐

1b. Sarah S. Butterfass	☐	☐	☐

1c. Laura J. Durr	☐	☐	☐

1d. Shravan K. Goli	☐	☐	☐

1e. Bradley L. Maiorino	☐	☐	☐

1f. Janice M. Roberts	☐	☐	☐

1g. Barbara V. Scherer	☐	☐	☐

1h. Thomas H. Waechter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

3.	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 4.		1 year	2 years	3 years	Abstain

4.	Proposal to approve, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5.			For	Against	Abstain

5.	Proposal to approve an amendment to the NETGEAR, Inc. 2016 Equity Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock available for issuance thereunder by 2,000,000 shares.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

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NETGEAR, INC.

Annual Meeting of Stockholders

June 1, 2023 10:00 AM Pacific Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C. S. Lo and Bryan D. Murray, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/NTGR2023, at 10:00 AM, PDT on June 1, 2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side